PURCHASE OF ASSETS AND LIABILITY ASSUMPTION AGREEMENT


                         by and between


                  HOME SAVINGS OF AMERICA, FSB,


                     a Federal Savings Bank


                               and


                         GREENPOINT BANK

             a New York State Chartered Savings Bank


                              as of


                          May 12, 1995

                        TABLE OF CONTENTS

                                                             Page

ARTICLE I
DEFINITIONS . . . . . . . . . . . . . . . . . . . . .        1

    1.1     Definitions . . . . . . . . . . . . . . .        1

ARTICLE II
TERMS OF PURCHASE AND ASSUMPTION  . . . . . . . . . .        9

    2.1     Purchase and Sale of Assets . . . . . . .        9
    2.2     Assumption of Liabilities . . . . . . . .       10
    2.3     Purchase Price  . . . . . . . . . . . . .       10
    2.4     Consideration for Assumption of
              Liabilities . . . . . . . . . . . . . .       11


ARTICLE III
REPRESENTATIONS AND WARRANTIES OF HOME SAVINGS  . . .       11

    3.1     Organization and Related Matters  . . . .       11
    3.2     Authorization . . . . . . . . . . . . . .       11
    3.3     No Breaches of Statute or Contract;
              Required Consents . . . . . . . . . . .       12
    3.4     Litigation and Related Matters  . . . . .       12
    3.5     Consents  . . . . . . . . . . . . . . . .       12
    3.6     Deposits  . . . . . . . . . . . . . . . .       13
    3.7     Personal Property   . . . . . . . . . . .       13
    3.8     Account Loans . . . . . . . . . . . . . .       13
    3.9     Contracts . . . . . . . . . . . . . . . .       13
    3.10    Branch Leases and Branch Tenant Leases  .       14
    3.11    Compliance with Laws and Regulations  . .       14
    3.12    Governmental Notices  . . . . . . . . . .       14
    3.13    Environmental . . . . . . . . . . . . . .       14
    3.14    FIRPTA  . . . . . . . . . . . . . . . . .       15
    3.15    No Broker's or Finder's Fees  . . . . . .       15
    3.16    Community Reinvestment Act; Regulatory
              Matters . . . . . . . . . . . . . . . .       15
    3.17    Relationship with Deposit Customers . . .       15


ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF GREENPOINT  . . . .       16

    4.1     Organization and Related Matters  . . . .       16
    4.2     Authorization . . . . . . . . . . . . . .       16
    4.3     No Breaches of Statute or Contract;
              Required Consents . . . . . . . . . . .       16



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
    4.4     Litigation and Related Matters  . . . . .       17
    4.5     Consents  . . . . . . . . . . . . . . . .       17
    4.6     Compliance with Laws and Regulations  . .       17
    4.7     Governmental Notices  . . . . . . . . . .       17
    4.8     No Broker's or Finder's Fees  . . . . . .       17
    4.9     Community Reinvestment Act; Regulatory
              Matters . . . . . . . . . . . . . . . .       18

ARTICLE V
UPDATING OF INFORMATION AND "AS IS"
CONDITION OF ASSETS AND LIABILITIES . . . . . . . . .       18

    5.1     Cash on Hand  . . . . . . . . . . . . . .       18
    5.2     Deposits  . . . . . . . . . . . . . . . .       18
    5.3     Personal Property . . . . . . . . . . . .       18
    5.4     Account Loans . . . . . . . . . . . . . .       18
    5.5     Contracts . . . . . . . . . . . . . . . .       19
    5.6     Branch Leases . . . . . . . . . . . . . .       19
    5.7     Title to Real Property  . . . . . . . . .       19
    5.8     Destruction of or Damage to a Branch  . .       21
    5.9     "AS IS" Condition . . . . . . . . . . . .       22

ARTICLE VI
COVENANTS OF HOME SAVINGS . . . . . . . . . . . . . .       22

    6.1     Operations in Ordinary Course.  . . . . .       22
    6.2     Deposits and Loans. . . . . . . . . . . .       23
    6.3     Conditions to Closing . . . . . . . . . .       23
    6.4     Contracts . . . . . . . . . . . . . . . .       23
    6.5     Records . . . . . . . . . . . . . . . . .       24
    6.6     Covenant Not to Compete.  . . . . . . . .       24

ARTICLE VII
COVENANTS OF GREENPOINT . . . . . . . . . . . . . . .       25

    7.1     Interference or Damage; Investigations  .       25
    7.2     Performance of Liabilities  . . . . . . .       26
    7.3     Account Loans . . . . . . . . . . . . . .       26
    7.4     Safe Deposit Business . . . . . . . . . .       26
    7.5     Fiduciary Relationships . . . . . . . . .       26
    7.6     Conduct of Business . . . . . . . . . . .       27
    7.7     Conditions to Closing . . . . . . . . . .       27
    7.8     Records . . . . . . . . . . . . . . . . .       27
    7.9     Cardholders . . . . . . . . . . . . . . .       27

ARTICLE VIII
ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . .       28

    8.1     Regulatory Approvals  . . . . . . . . . .       28
    8.2     Reports and Information.  . . . . . . . .       29
    8.3     Further Assurances  . . . . . . . . . . .       29
    8.4     Employees . . . . . . . . . . . . . . . .       30
    8.5     Confidentiality . . . . . . . . . . . . .       32
    8.6     Publicity; Notices  . . . . . . . . . . .       32
    8.7     Tax Reporting . . . . . . . . . . . . . .       32
    8.8     Interest Reporting  . . . . . . . . . . .       33
    8.9     Withholding . . . . . . . . . . . . . . .       33
    8.10    Signs . . . . . . . . . . . . . . . . . .       34
    8.11    Leasing of Branches; Excluded Branches  .       34
    8.12    Relocation of Certain Offices . . . . . .       36
    8.13    Deposit Insurance Exit/Entrance Fees  . .       36
    8.14    42nd Street Branch  . . . . . . . . . . .       37
    8.15    SBLI  . . . . . . . . . . . . . . . . . .       37
    8.16    Home Office . . . . . . . . . . . . . . .       37

ARTICLE IX
CONDITIONS TO OBLIGATION OF GREENPOINT  . . . . . . .       37

    9.1     No Injunctions or Restraints  . . . . . .       37
    9.2     Conditions Performed  . . . . . . . . . .       37
    9.3     Representations . . . . . . . . . . . . .       38
    9.4     Documentation . . . . . . . . . . . . . .       38

ARTICLE X
CONDITIONS TO OBLIGATION OF HOME SAVINGS  . . . . . .       38

    10.1    No Injunctions or Restraints  . . . . . .       38
    10.2    Conditions Performed  . . . . . . . . . .       38
    10.3    Representations . . . . . . . . . . . . .       38
    10.4    Documentation . . . . . . . . . . . . . .       39

ARTICLE XI
CONDITIONS TO OBLIGATIONS OF BOTH PARTIES . . . . . .       39

    11.1    Governmental Actions  . . . . . . . . . .       39
    11.2    Governmental Approvals  . . . . . . . . .       39

ARTICLE XII
THE CLOSING . . . . . . . . . . . . . . . . . . . . .       40

    12.1    Time and Place of Closing . . . . . . . .       40
    12.2    Payment Due at Closing  . . . . . . . . .       40
    12.3    Closing Documents to be Delivered or
              Actions to be Taken by Home Savings . .       40

    12.4    Closing Documents to be Delivered or
              Actions to be Taken by GreenPoint . . .       43
    12.5    Post-Closing Adjustments  . . . . . . . .       44

ARTICLE XIII
TRANSFER OF DEPOSIT ACCOUNTS  . . . . . . . . . . . .       45

    13.1    Notices . . . . . . . . . . . . . . . . .       45
    13.2    Post-Closing Reconciliation . . . . . . .       45
    13.3    Data Processing . . . . . . . . . . . . .       47
    13.4    Effect of Transitional Action . . . . . .       47

ARTICLE XIV
TERMINATION . . . . . . . . . . . . . . . . . . . . .       47

    14.1    Events of Termination . . . . . . . . . .       47
    14.2    Manner of Termination . . . . . . . . . .       48

ARTICLE XV
INDEMNIFICATION . . . . . . . . . . . . . . . . . . .       49

    15.1    Indemnification by Both Parties . . . . .       49
    15.2    Indemnification by Home Savings . . . . .       49
    15.3    Indemnification by GreenPoint   . . . . .       49

ARTICLE XVI
MISCELLANEOUS . . . . . . . . . . . . . . . . . . . .       50

    16.1    Non-Survival  . . . . . . . . . . . . . .       50
    16.2    Taxes; Expenses and Prorations  . . . . .       50
    16.3    Notices . . . . . . . . . . . . . . . . .       51
    16.4    Entire Agreement; Modifications; Waivers;
              Headings; Ambiguities . . . . . . . . .       53
    16.5    Successors and Assigns  . . . . . . . . .       53
    16.6    Counterparts  . . . . . . . . . . . . . .       53
    16.7    Governing Law . . . . . . . . . . . . . .       53
    16.8    Time is of the Essence  . . . . . . . . .       54
    16.9    Remedies  . . . . . . . . . . . . . . . .       54
    16.10   Attorneys' Fees . . . . . . . . . . . . .       54
    16.11   Severability  . . . . . . . . . . . . . .       54


EXHIBIT A          NEW YORK BRANCH OFFICES OF HOME SAVINGS OF
                   AMERICA, FSB
EXHIBIT B          PRELIMINARY SETTLEMENT STATEMENT
EXHIBIT C          LESSOR'S ESTOPPEL CERTIFICATE
EXHIBIT D          CONSENT
EXHIBIT E          LESSEE'S ASSIGNMENT AND ASSUMPTION
                   AGREEMENT
EXHIBIT F          LESSOR'S ASSIGNMENT AND ASSUMPTION
                   AGREEMENT
EXHIBIT G          DEED

EXHIBIT H          CERTIFICATE OF NON-FOREIGN STATUS
EXHIBIT I          BILL OF SALE AND ASSIGNMENT
EXHIBIT J          GENERAL ASSIGNMENT
EXHIBIT K          ASSUMPTION AGREEMENT
EXHIBIT L          RETIREMENT ACCOUNT TRANSFER AGREEMENT
EXHIBIT M          FORM OF OPINION OF COUNSEL TO HOME SAVINGS
EXHIBIT N          FORM OF OPINION OF IN-HOUSE COUNSEL TO HOME
                   SAVINGS
EXHIBIT O          FORM OF HOME SAVINGS' OFFICER'S CERTIFICATE
EXHIBIT P          FORM OPINION OF COUNSEL TO GREENPOINT
EXHIBIT Q          FORM OF GREENPOINT'S OFFICER'S CERTIFICATE
EXHIBIT R          FINAL SETTLEMENT STATEMENT


Schedule A         - Sample Calculation of Premium Adjustment
Schedule 3.6       - Deposit Accounts
Schedule 3.7       - Personal Property
Schedule 3.8       - Account Loans
Schedule 3.9       - Contracts
Schedule 3.10(a)   - Leases
Schedule 3.10(b)   - Branch Tenant Leases
Schedule 3.13      - Environmental Matters
Schedule 4.6       - GreenPoint's Regulatory Matters
Schedule 5.1       - Cash on Hand (to be provided at Closing)
Schedule 5.7(a)    - Permitted Exceptions
Schedule 6.2       - Deposit Products
Schedule 8.11(d)   - Excluded Branches
Schedule 8.14      - Terms of 42nd Street Branch Lease
Schedule 16.2      - Taxes

      PURCHASE OF ASSETS AND LIABILITY ASSUMPTION AGREEMENT


          This Purchase of Assets and Liability Assumption Agreement is made and entered into as of May 12, 1995, by and between Home Savings of America, FSB, a federal savings bank ("Home Savings"), and GreenPoint Bank, a New York state chartered savings bank ("GreenPoint"), with reference to the following facts:

          WHEREAS, Home Savings desires to transfer to GreenPoint certain deposit liabilities and certain assets and other liabilities associated with the sixty (60) Home Savings of America branch offices more particularly described and defined on EXHIBIT A hereto (each a "Branch" and collectively the "Branches"); and

          WHEREAS, GreenPoint desires to assume such liabilities and purchase such assets;

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Home Savings and GreenPoint hereby agree as follows:


                           ARTICLE I

                          DEFINITIONS

          1.1  DEFINITIONS.

          "AADA" shall mean the adjusted attributable deposit amount as defined in 12 C.F.R. S 327.32(a)(3) relating to deposits subject to assessments payable to the Savings
Association Insurance Fund.

          "Account Loans" shall have the meaning set forth in
Section 5.4.

          "ACH" shall have the meaning set forth in Section
13.2(b)(ii).

          "Agency COFI Securities" shall mean up to $750 million of securities issued by either the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation backed by mortgages originated by Home Savings, which mortgages have an interest rate linked to the 11th District cost of funds index and are currently owned by Home Savings.

          "Agreement" shall mean this Purchase of Assets and Liability Assumption Agreement by and between Home Savings and
GreenPoint.

          "Allocation Agreement" shall have the meaning set forth in Section 8.7.

          "Assets" shall have the meaning set forth in Section
2.1.

          "Assumed Contracts" shall have the meaning set forth in Section 5.5.

          "Bank Card" shall mean a general purpose bank credit, charge or travel and entertainment card, but does not include a Debit Card.

          "Baseline Demand Deposits" shall mean the aggregate amount of the Demand Deposits as set forth on the Execution
Date Schedule 3.6.

          "Bowery Name" shall mean the name "The Bowery Savings
Bank" or any variant thereof.

          "Branch" shall mean one of the Home Savings of America branch offices more particularly described and defined on EXHIBIT A hereto and "Branches" shall mean all such branch offices, which constitute all of Home Savings' branch offices (other than loan offices) in the Noncompete Area.

          "Branch Leases" shall have the meaning set forth in
Section 5.6.

          "Branch Tenant Leases" shall have the meaning set forth in Section 3.10(b).

          "Business Day" shall mean any day other than a Saturday, Sunday, or a day on which federal savings banks operating in the State of New York are authorized or obligated by law or executive order to close.

          "Cardholder" shall mean any person with an account included in the Deposits domiciled at any of the Branches as of the Close of Business on the Closing Date who also holds, on the Closing Date, a Bank Card issued by Home Savings or
Citibank and bearing the name "Home Savings of America" thereon.

          "Cash on Hand" shall mean all cash on hand at the Branches as of the Close of Business on the Closing Date, including vault cash, ATM cash, petty cash, tellers' cash and prepaid postage, as determined by a cash count to be mutually conducted by Home Savings and GreenPoint pursuant to Section 12.5(a) hereof.

          "Cash Payment" shall have the meaning set forth in
Section 12.2.

          "Citibank" shall mean Citibank (South Dakota), N.A.

          "Close of Business" shall mean the local time that the Branches close to the public.

          "Closing" shall have the meaning set forth in Section
12.1.

          "Closing Date" shall have the meaning set forth in
Section 12.1.

          "CMOs" shall mean up to $700 million of
collateralized mortgage obligations currently owned by Home
Savings.

          "COBRA" shall mean the Consolidated Omnibus Budget
Reconciliation Act of 1985, as amended.

          "Code" shall have the meaning set forth in Section
8.7.

          "Conversion Date" shall mean the Final Expiration
Date (as defined in the Data Processing Servicing Agreement).

          "Covenant Not to Compete" shall mean the covenants of Home Savings set forth in Section 6.6.

          "Data Processing Servicing Agreement" shall mean that certain Transition Data Processing and Retail Support Services
Agreement by and between Home Savings and GreenPoint dated as of even date herewith.

          "Debit Card" shall mean any card that is established to access funds on deposit in a deposit account domiciled at one of the Branches, such as a MasterCard or Visa debit card, including a deposit account which has a line of credit over-draft facility linked to it, or a card which can access a line of credit secured by a mortgage on the borrower's residence, a personal line of credit or a secured automobile loan or similar line of credit, provided such Debit Card is marketed as a cash equivalent device to access such account or cash on deposit and is not marketed, advertised or promoted as a general purpose charging vehicle having a functionality of a Bank Card. It shall not be a violation of the foregoing marketing require-ments to disclose that, with respect to a Visa or MasterCard Debit Card, such Debit Card may be used at all locations at which Visa and MasterCard logos are displayed, provided that such disclosure is not prominently featured or emphasized in the disclosure documentation.

          "Demand Deposits" shall mean all deposits (other than Excluded Deposits) domiciled at the Branches that may be drawn on by the account holder without prior notice to Home Savings, including all passbook, statement savings, checking and money market checking accounts, but not including certificates of deposit or any deposit with a fixed term.

          "Deposits" shall mean the aggregate deposit liabilities domiciled at the Branches as of the Closing Date, including the amount of accrued but unpaid interest thereon, other than Excluded Deposits.

          "Deposit Premium" shall mean an amount equal to the sum of:

         (i) 7.75% of the aggregate deposit liabilities listed on the Execution Date Schedule 3.6 (which excludes
     Excluded Deposits) subject to the Premium Adjustment; plus

        (ii) an amount equal to 0.5% of the amount of the deposit liabilities included within the Deposits transferred, if any, that is subject to the assessment of premiums based upon the assessment schedule for the Bank Insurance Fund, and not the assessment schedule for the Savings Association Insurance Fund.

          "Designated Officers" shall mean Home Savings' Senior
Vice President and Director of Environmental Risk, Senior Vice
President and Director of Retail Banking, and each of the Regional Managers for the New York region.

          "Designated Value" shall mean (i) with respect to the Agency COFI Securities, the value as determined by applying to all of such securities the average of the three bid prices, after excluding the highest and lowest bid prices, obtained for sixty-five percent (65%) of the amount of such securities from the following dealers on a date no earlier than five (5) Busi-ness Days prior to the Closing Date: Greenwich Capital, Gold-man, Sachs & Co., Lehman Brothers Inc., Morgan Stanley & Co. Incorporated and Smith Barney Inc., (ii) with respect to the CMOs, the value as determined on the basis of the average of the average of the three bid prices, after excluding the high-est and lowest bid prices, obtained for such securities from the following dealers on a date no earlier than five (5) Busi-ness Days prior to the Closing Date: Greenwich Capital, Gold-man, Sachs & Co., Lehman Brothers Inc., Morgan Stanley & Co. Incorporated and Smith Barney Inc., and (iii) with respect to the Selected Securities, Home Savings' financial statement
(book) basis for such Selected Securities.

          "Environmental Law" shall mean all applicable federal, state, and local laws and regulations regulating environmental hazards and/or Hazardous Substances.

          "Excluded Branch" shall have the meaning set forth in
Section 8.11(d).

          "Excluded Deposits" shall mean deposit liabilities
(i) beneficially owned by Home Savings or any of its corporate affiliates, (ii) subject to escheat or litigation, or (iii) subject to other legal restraint preventing assignment of such deposit liabilities to GreenPoint.

          "Execution Date Schedule 3.6" shall have the meaning set forth in Section 3.6.

          "FDIC" shall mean the Federal Deposit Insurance
Corporation.

          "Final Payment Amount" shall have the meaning set forth in Section 12.5(b).

          "GreenPoint" shall mean GreenPoint Bank, a New York state chartered savings bank.

          "Ground Leased Branches" shall mean those Branches in which Home Savings owns a leasehold interest pursuant to a ground lease, as indicated on EXHIBIT A hereto.

          "Hazardous Substances" shall mean chemicals, pollutants, contaminants, wastes, and substances that have been defined as toxic or hazardous by any applicable federal, state or local law or regulation.

          "Home Savings" shall mean Home Savings of America,
FSB, a federal savings bank.

          "Inclearing Period" shall have the meaning set forth in Section 13.2(a).

          "IRS" shall mean the Internal Revenue Service.

          "Leased Branches" shall mean those Branches leased by Home Savings as lessee or sublessee, as indicated on EXHIBIT A hereto, and shall not include Ground Leased Branches.

          "Lease Deposits" shall mean the aggregate amount of deposits paid by Home Savings as lessee or sublessee to a lessor pursuant to the Branch Leases.

          "Liabilities" shall have the meaning set forth in
Section 2.2.

          "Losses" shall mean any and all losses, liabilities, damages, expenses, penalties, fines and other costs, including court costs, costs of investigation and reasonable attorneys' fees.

          "Net Book Value" shall mean the net book value as reflected in Home Savings' books and records, determined in accordance with generally accepted accounting principles consistently applied.

          "Noncompete Area" shall mean Bronx, Kings, Nassau,
New York, Queens, Richmond, Rockland, Suffolk and Westchester counties of New York.

          "NY Banking Authority" shall mean the New York State
Banking Department, the New York State Banking Board or the
Superintendent of Banks of the State of New York, as applicable.

          "NYCRA" shall mean S 28-b of the New York Banking Law and Part 76 of the Codes, Rules and Regulations of the State of New York.

          "OTS" shall mean the Office of Thrift Supervision.

          "Owned Branches" shall mean the Branches owned by Home Savings in fee, as indicated on EXHIBIT A hereto, other than the 42nd Street Branch.

          "Paper Items" shall have the meaning set forth in
Section 13.2(a).

          "Permitted Exceptions" shall have the meaning set forth in Section 5.7(a).

          "Personal Property" shall have the meaning set forth in Section 5.3.

          "Preliminary Purchase Price" shall mean the Purchase Price calculated pursuant to Section 2.3 of this Agreement in reliance upon updated SCHEDULES 3.6, 3.7, and 3.8 and upon
SCHEDULE 5.1, each as required to be delivered to GreenPoint at the Closing.

          "Preliminary Settlement Statement" shall have the meaning set forth in Section 12.2.

          "Premium Adjustment" shall mean one of the following, if applicable:

          (A) if the aggregate amount of Demand Deposits at the Closing Date is greater than 110% of the amount of the Baseline Demand Deposits, the product of (x) the dollar amount of such excess of Demand Deposits over 110% of the Baseline Demand Deposits, multiplied by (y) 7.75%, which product shall be added to the Deposit Premium; or

          (B) if the aggregate amount of Demand Deposits at the Closing Date is less than 90% of the amount of the Baseline Demand Deposits, the product of (x) the dollar amount of the shortfall in the aggregate amount of Demand Deposits that is less than 90% of the Baseline Demand Deposits, multiplied by (y) 7.75%, which product shall be subtracted from the Deposit Premium;

provided, that the following Demand Deposits shall be excluded from the aggregate amounts of Demand Deposits at the Closing Date and the amount of Baseline Demand Deposits for purposes of the calculations set forth in (A) and (B) immediately above:
(i) Demand Deposits associated with any Excluded Branch, (ii) Demand Deposits associated with any specifically identified Branch that GreenPoint has publicly indicated prior to the Closing Date that it may not operate at any time following the Closing Date, and (iii) Demand Deposits of any customer (other than an existing GreenPoint deposit customer) that Home Savings is able to demonstrate have been moved by such customer to a deposit account with GreenPoint. An example of this calculation is set forth in SCHEDULE A.

          "Prepaid FDIC Insurance Premium" shall mean the aggregate amount of all insurance premiums paid by Home Savings to the FDIC prior to the Closing Date with respect to the Deposits for any period following the Closing Date based on (i) the aggregate amount of the deposits domiciled at the Branches at the dates used for computation of the FDIC insurance assessment, and (ii) Home Savings' insurance assessment rate effective at the date of computation of such assessment.

          "Purchase Price" shall have the meaning set forth in
Section 2.3(a).

          "Real Property" shall mean the real property fee interests associated with the Owned Branches and the real property leasehold interests associated with the Ground Leased Branches, including all improvements thereon and appurtenances thereto, and all right, title and interest of Home Savings in and to (x) any land lying in the bed of any streets, roads, avenues or alleys, opened or proposed, in front of or adjoining the Owned Branches, to the center lines thereof or any award made or to be made in lieu thereof, and (y) any strips abutting, adjoining or appurtenant to the Owned Branches, in each case, subject to the provisions of Sections 5.6, 5.7(b), and 8.11 hereof.

          "Real Property Purchase Price" shall mean the sum, in each case as of the Close of Business on the Closing Date, of
(i) the Net Book Value of the Real Property associated with the Owned Branches, and (ii) the Net Book Value of the leasehold improvements associated with the Ground Leased Branches.

          "Records" shall have the meaning set forth in Section
6.5.

          "Region Employees" shall mean the employees of Home Savings employed at the Branches or otherwise employed by Home Savings within the State of New York, other than persons employed at the mortgage lending offices of Home Savings.

          "Safe Deposit Business" shall mean the safe deposit boxes located at the Branches and the safe deposit business associated therewith.

          "Selected Securities" shall mean:

          (a)  Marketable direct obligations issued or
     unconditionally guaranteed by the United States of America, or issued by an instrumentality or agency thereof and guaranteed fully as to principal, premium (if any), and interest by the United States of America, in each case maturing within six months of the Closing Date;

          (b) Subject to a maximum per issuer of $50 million, commercial paper maturing within 180 days of the Closing Date, issued by a corporation organized and existing under the laws of any State of the United States of America and rated, as of the Closing Date, in one of the two highest categories for such paper by any two of the following statistical rating organizations: Moody's Investors Ser-vice, Standard & Poor's Corporation, Duff & Phelps and Fitch Investors Service, Inc.;

          (c) Certificates of Deposit or other deposit accounts of Home Savings with the Federal Home Loan Bank of San Francisco, maturing not more than six months after the Closing Date;

          (d) Discount notes maturing within six (6) months of the Closing Date issued or guaranteed by the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the Federal Farm Credit Bank, the Student Loan Marketing Association, any Federal Home Loan Bank, and the Tennessee Valley Authority; and

          (e) Securities (listed in the foregoing clauses (a) to (d) above) purchased by Home Savings from a securities dealer under an agreement to resell within six months of the Closing Date, whereby the securities are held by a third party agent bank or custodian.

          "Title Commitment" shall have the meaning set forth in Section 5.7(a).

          "Title Company" shall mean Lawyer's Title Insurance
Corporation.

          "Title Policy" shall have the meaning set forth in
Section 12.3(r).

          "Transferred Employee" shall mean each Region
Employee who is offered employment by GreenPoint and who accepts such employment.

          "WARN Act" shall mean the Worker Adjustment and Retraining Act, as amended.

          "Withholding Obligations" shall have the meaning set forth in Section 8.9.


                          ARTICLE II

               TERMS OF PURCHASE AND ASSUMPTION

          2.1  PURCHASE AND SALE OF ASSETS.

          (a) Pursuant to the terms of this Agreement, Home Savings shall sell, transfer, convey and assign to GreenPoint, and GreenPoint shall purchase and acquire from Home Savings, as of the Close of Business on the Closing Date, all of Home Savings' right, title and interest in and to each of the following, except as specifically provided herein, which are collectively referred to herein as the "Assets":

         (i)   the Personal Property;

        (ii)   the Account Loans;

       (iii)   the Assumed Contracts;

        (iv)   the Real Property;

         (v)   the Branch Leases;

        (vi)   the Branch Tenant Leases;

       (vii)   the Safe Deposit Business;

      (viii)   the Records;

        (ix)   the Cash on Hand;

         (x)   the Bowery Name;

        (xi) the customer lists delivered to GreenPoint pursuant to the terms of the Agreement; and

       (xii)   rights of action related to liabilities
expressly assumed by GreenPoint pursuant to the terms of this Agreement.


          (b) In addition, Home Savings agrees to be bound, effective upon consummation of the Closing, by the terms of the Covenant Not to Compete.

          2.2 ASSUMPTION OF LIABILITIES. Pursuant to the terms of this Agreement, GreenPoint shall assume at the Close of Business on the Closing Date the Deposits, and the liabilities and obligations of Home Savings arising from and after the Closing with respect to the Deposits, the Account Loans, the Branch Leases, the Branch Tenant Leases, the Assumed Contracts, the Safe Deposit Business, the Bowery Name, and the ownership and operation of the Personal Property and the Real Property, which are collectively referred to herein as the "Liabilities."

          2.3 PURCHASE PRICE. The purchase price (the "Pur-chase Price") of the Assets and the Deposits, which shall be offset at the Closing against the amount owed to GreenPoint by Home Savings pursuant to the terms of Section 2.4 as consideration for the assumption by GreenPoint of the Liabilities, will be an amount equal to the sum of the following:

                 (i)     the aggregate Net Book Value of the
     Personal Property, determined as of the Close of Business on the Closing Date;

                 (ii)    the aggregate principal amount of the
     Account Loans, plus accrued and unpaid interest thereon, as of the Close of Business on the Closing Date;

                 (iii)   the Real Property Purchase Price;

                 (iv)    the amount of the Cash on Hand; and

                 (v)     the Deposit Premium.

          2.4 CONSIDERATION FOR ASSUMPTION OF LIABILITIES. As consideration for the assumption of the Liabilities, Home Savings shall pay to GreenPoint one hundred percent (100%) of the amount of the Deposits as of the Close of Business on the Closing Date.


                          ARTICLE III

        REPRESENTATIONS AND WARRANTIES OF HOME SAVINGS

          Home Savings represents, warrants and agrees as follows:

          3.1 ORGANIZATION AND RELATED MATTERS. Home Savings is a federally chartered stock savings bank, duly organized, validly existing, and in good standing under the laws of the United States of America, and it has the requisite corporate power and authority to own the Assets and carry on its business at the Branches as currently conducted and execute, deliver and perform this Agreement. Home Savings is duly authorized to conduct a savings and loan business, is a member of the Federal Home Loan Bank of San Francisco, and is duly authorized to operate each of the Branches. The deposits of Home Savings are insured by the FDIC, and the approximate total amount of deposits and the AADA of Home Savings as of April 30, 1995 were $42,129 million and $36,789 million, respectively.

          3.2 AUTHORIZATION. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Home Savings have been duly and validly authorized and approved by all requisite corporate action. This Agreement has been approved by Home Savings' board of directors, and such approval is reflected in the minutes of the board of directors. Home Savings shall continuously maintain all components of this written agreement as official records of Home Savings or any successor thereto. This Agreement has been duly executed and delivered by Home Savings. This Agreement is a valid and binding obligation of Home Savings, enforceable in accordance with its terms, except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and the rights of creditors of federal savings banks, and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

          3.3 NO BREACHES OF STATUTE OR CONTRACT; REQUIRED CONSENTS. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, do not and will not (i) conflict with any of the provisions of the charter or bylaws of Home Savings; (ii) violate any applicable laws, orders or regulations; (iii) conflict with or result in a breach (with notice or lapse of time or both) of any judgment, order, decree or ruling to which Home Savings is a party, or by which it or any of its property is bound, or any injunction of any court or governmental authority to which it or any of its property is subject, or any material agreement to which it is a party or by which it is bound; or (iv) require the affirmative consent or approval of any governmental or nongovernmental third party (other than as expressly contemplated by this Agreement).

          3.4 LITIGATION AND RELATED MATTERS. There is no action, suit, claim, proceeding or investigation pending or, to the best of its knowledge, threatened against Home Savings that is reasonably likely to impair the consummation of the transactions contemplated hereby or materially affect the Assets or Liabilities as a whole or materially affect the operations of the Branches as a whole after the Closing Date. Home Savings is not aware of any facts that would reasonably afford a basis for any such action, suit, proceeding, claim or investigation.

          3.5 CONSENTS. Other than the approval of the OTS and the NY Banking Authority, as well as any applicable approval or consent of the FDIC (including any approval or consent required pursuant to that Assistance Agreement dated as of August 7, 1985, among The Bowery Savings Bank, The New Bank and the FDIC), and subject to the expiration of any applicable waiting period, no consent, approval or authorization of any federal or state governmental authority or agency is required for the execution, delivery and performance by Home Savings of this Agreement and the consummation by it of the transactions contemplated hereby.

          3.6 DEPOSITS. Provided herewith as SCHEDULE 3.6 is a schedule of the aggregate deposit liabilities (other than Excluded Deposits) domiciled at the Branches, prepared as of the close of business on the Friday immediately preceding the date of this Agreement, listing by category and by Branch the amount of such deposits, including the amount of accrued but unpaid interest thereon (the "Execution Date Schedule 3.6").

          3.7  PERSONAL PROPERTY.  Provided herewith as
SCHEDULE 3.7 is a schedule of all furniture, fixtures, equipment, data processing, teller servicing, and computer equipment, alarm systems, supplies, improvements and other tangible personal property (including safe deposit boxes and ATMs, ATM surrounds, ATM kiosks, if any, and other related equipment and Codex 2630 modems, if any, and all furniture and equipment associated with the teleservicing unit located at 110
E. 42nd Street) owned by Home Savings and located at the Branches, excluding (i) interior and exterior signs bearing, or in the shape of, the Home Savings emblem, Home Savings sign facings and Home Savings alphabetic signs and all related sign cases (but not the structures, if any, supporting such sign cases), (ii) other items that specifically identify Home Savings by name or logo (other than ATM surrounds), (iii) appreciated fine art, and (iv) furniture and equipment associated with any Home Savings loan production office located at a Branch, which schedule specifies the Net Book Value of each such item as shown on the financial records of Home Savings, computed as of the date indicated thereon.

          3.8  ACCOUNT LOANS.  Provided herewith as SCHEDULE
3.8 is a schedule of (i) all savings account loans that are secured by deposits domiciled at the Branches, including accrued and unpaid interest thereon, computed as of the date indicated thereon, and (ii) all NOW, checking and other transaction account lines of credit associated with deposits domiciled at the Branches, including accrued and unpaid interest thereon, computed as of the date indicated thereon.

          3.9 CONTRACTS. Provided herewith as SCHEDULE 3.9 is a schedule of contracts relating to the maintenance and physi-cal operation of the Branches. To Home Savings' knowledge, each party has performed in all material respects their obli-gations thereunder to the extent that such obligations to per-form have accrued and none of such contracts was entered into outside of the ordinary course of business or is materially burdensome.

          3.10  BRANCH LEASES AND BRANCH TENANT LEASES.

          (a) Attached hereto as SCHEDULE 3.10(a) is a schedule of each real property lease or sublease pursuant to which Home Savings leases the premises of the Leased Branches and the real property underlying the Ground Leased Branches. True and complete copies of each such document have been provided to GreenPoint. To Home Savings' knowledge, the lessor and Home Savings have performed in all material respects their obligations under such branch leases to the extent such obligations to perform have accrued.

          (b) Attached hereto as SCHEDULE 3.10(b) is a schedule of each real property lease (the "Branch Tenant Leases") pursuant to which Home Savings is the lessor of any portion of the premises of a Branch. True and complete copies of each such document have been provided to GreenPoint. To Home Savings' knowledge, Home Savings has performed in all material respects its obligations under such Branch Tenant Leases to the extent such obligations to perform have accrued.

          3.11 COMPLIANCE WITH LAWS AND REGULATIONS. Home Savings has conducted and is conducting its business in all material respects in compliance with all federal and state laws and regulations, including, without limitation, all regulations, orders and opinions of the OTS and the FDIC. Home Savings is not subject to any order or ruling directed to it by, or memorandum of understanding with, any governmental agency, including the OTS and the FDIC.

          3.12 GOVERNMENTAL NOTICES. Home Savings has not received any notice from any federal, state, or other governmental agency indicating that such agency would oppose or not grant or issue its consent or approval, if requested, with respect to the transactions contemplated hereby. There are no facts known to Home Savings that could reasonably be expected to have an adverse effect on the ability of Home Savings to obtain all requisite regulatory consents or to perform its obligations under this Agreement.

          3.13  ENVIRONMENTAL.  To the knowledge of the
Designated Officers, without conducting any independent investigation, and except as indicated to the contrary on
SCHEDULE 3.13:

          (a) No Hazardous Substances have been stored, disposed of or released upon or below any of the Branches by Home Savings in violation of any Environmental Law;

          (b) Home Savings has not received any written communication from any governmental authority alleging a violation of any Environmental Law with respect to any of the Branches; and

          (c) No person or entity has asserted any claim arising out of, based upon, or resulting from (i) the presence or release into the environment of any Hazardous Substance upon or below any of the Branches in violation of any Environmental Law, or (ii) the violation or alleged violation of any Environmental Law with respect to any of the Branches.

          3.14 FIRPTA. Home Savings is not a "foreign person" within the meaning of Internal Revenue Code Section 1445.

          3.15 NO BROKER'S OR FINDER'S FEES. No agent, broker, investment banker, person or firm acting on behalf of or under authority of Home Savings, other than CS First Boston
Corporation, is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated by this Agreement.

          3.16 COMMUNITY REINVESTMENT ACT; REGULATORY MATTERS. Home Savings received a rating of "outstanding" in its most recent examination or interim review with respect to the Community Reinvestment Act. Home Savings has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act or, to the extent applicable, the NYCRA. To Home Savings' knowledge there are no threatened or pending actions, proceedings or allegations by any person or regulatory agency which may cause the OTS, the NY Banking Authority or the FDIC, to deny any application required to be filed pursuant to Section 8.1.

          3.17 RELATIONSHIP WITH DEPOSIT CUSTOMERS. The material business relationships between Home Savings and the customers holding accounts included within the Deposits consist of: deposits, loans, credit cards, mutual funds, SBLI, safe deposit box rentals, debit cards, notary services, ATM cards, discount brokerage services, insurance products and services and Silver Circle benefits.

                          ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF GREENPOINT

          GreenPoint represents, warrants and agrees as follows:

          4.1 ORGANIZATION AND RELATED MATTERS. GreenPoint is a New York state chartered stock savings bank, duly organized, validly existing, and in good standing under the laws of New York and it has the requisite corporate power and authority to own its assets and carry on its business as currently conducted and execute, deliver and perform this Agreement. GreenPoint is duly authorized to conduct a savings and loan business and, upon receipt of the approval of the NY Banking Authority and the FDIC, will be duly authorized to operate each of the Branches. The deposits of GreenPoint are insured by the FDIC.

          4.2 AUTHORIZATION. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by GreenPoint have been duly and validly authorized and approved by all requisite corporate action. This Agreement has been approved by GreenPoint's board of directors, and such approval is reflected in the minutes of the board of directors. GreenPoint shall continuously maintain all components of this written agreement as official records of GreenPoint or any successor thereto. This Agreement has been duly executed and delivered by GreenPoint. This Agreement is a valid and binding obligation of GreenPoint, enforceable in accordance with its terms, except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and the rights of creditors of New York state chartered savings banks, and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

          4.3 NO BREACHES OF STATUTE OR CONTRACT; REQUIRED CONSENTS. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, do not and will not (i) conflict with any of the provisions of the charter or bylaws of GreenPoint; (ii) violate any applicable laws, orders or regulations; (iii) conflict with or result in a breach (with notice or lapse of time or both) of any judgment, order, decree or ruling to which GreenPoint is a party, or by which it or any of its property is bound, or any injunction of any court or governmental authority to which it or any of its property is subject, or any material agreement to which it is a party or by which it is bound; or (iv) require the affirmative consent or approval of any governmental or nongovernmental third party (other than as expressly contemplated by this Agreement).

          4.4 LITIGATION AND RELATED MATTERS. There is no action, suit, claim, proceeding or investigation pending or, to the best of its knowledge, threatened against GreenPoint that is reasonably likely to impair the consummation of the transactions contemplated hereby. GreenPoint is not aware of any facts that would reasonably afford a basis for any such action, suit, proceeding, claim or investigation.

          4.5 CONSENTS. Other than the approval of the OTS and the NY Banking Authority, as well as any applicable approval of the FDIC, and subject to the expiration of any applicable waiting period, no consent, approval or authorization of any federal or state governmental authority or agency is required for the execution, delivery and performance by GreenPoint of this Agreement and the consummation by it of the transactions contemplated hereby.

          4.6  COMPLIANCE WITH LAWS AND REGULATIONS.
GreenPoint has conducted and is conducting its business in all material respects in compliance with all federal and state laws and regulations, including, without limitation, all regulations, orders, and opinions of the NY Banking Authority and the FDIC. GreenPoint is not subject to any order or ruling directed to it by, or memorandum of understanding with, any governmental agency, including the NY Banking Authority and the FDIC, except as set forth on SCHEDULE 4.6.

          4.7 GOVERNMENTAL NOTICES. GreenPoint has not received any notice from any federal, state, or other governmental agency indicating that such agency would oppose or not grant or issue its consent or approval, if requested, with respect to the transactions contemplated hereby. There are no facts known to GreenPoint that could reasonably be expected to have an adverse effect on the ability of GreenPoint to obtain all requisite regulatory consents or to perform its obligations under this Agreement.

          4.8 NO BROKER'S OR FINDER'S FEES. No agent, broker, investment banker, person or firm acting on behalf of or under authority of GreenPoint, other than J.P. Morgan & Co. Incorpo-rated, is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated by this Agreement.

          4.9 COMMUNITY REINVESTMENT ACT; REGULATORY MATTERS. GreenPoint received a rating of "outstanding" in its most recent examination or interim review with respect to the Community Reinvestment Act and the NYCRA. GreenPoint has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act or the NYCRA.
To GreenPoint's knowledge there are no threatened or pending actions, proceedings or allegations by any person or regulatory agency which may cause the OTS, the NY Banking Authority or the FDIC, to deny any application required to be filed pursuant to
Section 8.1.


                           ARTICLE V

              UPDATING OF INFORMATION AND "AS IS"
              CONDITION OF ASSETS AND LIABILITIES

          5.1 CASH ON HAND. At the Closing, Home Savings shall deliver to GreenPoint a schedule ("SCHEDULE 5.1") indicating the amount and location of the Cash on Hand as of the Close of Business on the Business Day preceding the Closing
Date.

          5.2 DEPOSITS. No less than two (2) days prior to the Closing Date, Home Savings will provide GreenPoint with an updated SCHEDULE 3.6 reflecting the aggregate deposit liabilities (other than Excluded Deposits) domiciled at the Branches, including accrued and unpaid interest thereon, as of the Close of Business on a date no more than six (6) Business Days prior to the Closing Date.

          5.3 PERSONAL PROPERTY. GreenPoint shall have the right by prior written notice to Home Savings to exclude from
SCHEDULE 3.7 items that are subject to any material lien, claim or encumbrance as of the Closing, provided that Home Savings shall deliver all ATMs free and clear of all material liens, claims and encumbrances. An updated SCHEDULE 3.7 listing all of the items of personal property remaining after any such exclusions (collectively referred to herein as the "Personal Property"), along with the Net Book Value of all of such items, as of the end of the month preceding the Closing Date, shall be delivered by Home Savings to GreenPoint at the Closing.

          5.4 ACCOUNT LOANS. Home Savings shall provide to GreenPoint at the Closing an updated SCHEDULE 3.8 listing all of the savings account loans and NOW, checking and other transaction account loans (collectively referred to herein as the "Account Loans") secured by or associated with deposits domiciled at the Branches and reflecting the balance of the Account Loans, including accrued and unpaid interest thereon, as of the Close of Business on a date no more than five (5) Business Days prior to the Closing Date.

          5.5  CONTRACTS.  Home Savings shall use its
reasonable efforts to obtain the consent of any third party required to assign any of the contracts listed on SCHEDULE 3.9 to GreenPoint. GreenPoint may by written notice to Home Savings prior to the Closing exclude from SCHEDULE 3.9 any contract
(i) that is not assignable by its terms, or that requires the consent of a third party in order for such contract to be assigned to GreenPoint, if, in each case, consent has not been obtained prior to the Closing, or (ii) that contains materially burdensome terms that are not ordinary or customary. An updated SCHEDULE 3.9 listing all of the contracts remaining after any such exclusions (collectively referred to herein as the "Assumed Contracts") shall be delivered by Home Savings to GreenPoint at the Closing.

          5.6 BRANCH LEASES. Home Savings shall use its reasonable efforts to obtain an Estoppel Certificate substantially in the form of EXHIBIT C attached hereto from each lessor of a Leased Branch or a Ground Leased Branch. Home Savings shall use its reasonable efforts to obtain the consent of any lessor (substantially in accordance with EXHIBIT D) or third party required to assign to GreenPoint any of the leases pursuant to which Home Savings leases the premises of the Leased Branches, and the real property underlying the Ground Leased Branches, provided that nothing herein shall require Home Savings or GreenPoint to pay fees, or to offer other consideration, to any such lessor or third party in order to obtain such consent. GreenPoint may by written notice to Home Savings prior to the Closing exclude from SCHEDULE 3.10(a) any lease associated with a Branch that requires the consent of a third party in order for such lease to be assigned to GreenPoint or that is not assignable by its terms, unless, in each case, all required consents have been obtained prior to the Closing. An updated SCHEDULE 3.10(a) listing all of the leases to be assumed by GreenPoint after any such exclusions (collectively referred to herein as the "Branch Leases") shall be delivered by Home Savings to GreenPoint at the Closing. In the event a lease is excluded from SCHEDULE 3.10(a) pursuant to this Section 5.6, the parties shall take such actions as are set forth in Section 8.11.

          5.7  TITLE TO REAL PROPERTY.

          (a) Prior to the date of this Agreement, Home Sav-ings has provided to GreenPoint, for each of the real property fee interests associated with an Owned Branch, and shall provide as soon as practicable for each of the leasehold estates associated with a Ground Leased Branch, a commitment issued by the Title Company to issue the Title Policy (each, a "Title Commitment" and collectively, the "Title Commitments"), showing fee title or ground leasehold title, as appropriate, to be vested in Home Savings free and clear of all liens or other title exceptions, except for (i) taxes not then delinquent,
(ii) laws, ordinances and governmental regulations regulating the use, or occupancy of the Branch, the character, dimensions or locations of the improvements; provided that none of the same are materially violated by the continued use of any portion of the Branch for the purpose for which it has been customarily used by Home Savings, (iii) printed standard general exceptions listed in Schedule B, Part I of the Title Commitments, (iv) matters created by Home Savings after the date of this Agreement with the consent of GreenPoint, (v) matters discovered by an inspection or survey that do not make title unmarketable, (vi) such imperfections of title as are not so substantial as to materially impair the value of or interfere with the continued use of any portion of the Branch for the purposes for which they have been customarily used by Home Savings, or (vii) matters listed on SCHEDULE 5.7(a) to this Agreement, other than any matters discovered by an inspection or survey that make title unmarketable (matters listed in (i) through (vii) are collectively referred to herein as "Permitted Exceptions").

          (b) Subject to the provisions of Section 5.7(a), GreenPoint has approved the condition of title to the real property fee interests associated with each Owned Branch as of the date of this Agreement as shown on the Title Commitments. Should any title exceptions other than the Permitted Exceptions arise or be reported by the Title Company after the date hereof and prior to the Closing Date with respect to any of the Owned Branches, or if title exceptions, other than Permitted Excep-tions, appear on a Title Commitment for a Ground Leased Branch, Home Savings shall have until the Closing Date to take such actions as are necessary to cause the Title Company to issue the Title Policy without such exceptions. GreenPoint agrees to take all action reasonably necessary to assist in the removal or other disposition of such unpermitted exceptions and to co-operate with Home Savings in negotiating reasonable accommoda-tions with the holders of any unpermitted exceptions, but in no event shall GreenPoint be obligated to agree to the payment or transfer of money or other consideration to any such holder.
If Home Savings fails to remedy any unpermitted exception ob-jected to by GreenPoint in accordance with the terms hereof, GreenPoint may, at its option: (i) waive any such disapproval, in which case Home Savings shall have no further liability to

GreenPoint with respect to such unpermitted exception, and such unpermitted exception shall constitute a Permitted Exception to the Title Policy, or (ii) decline by written notice to Home Savings to purchase the real property fee interests associated with the Owned Branch, or to assume the real property leasehold interests associated with the Ground Leased Branch, to which the unpermitted exception relates, in which case such real property interests and the related Branch shall be excluded from the definition of Real Property in Section 1.1 hereof and such Branch will be leased by GreenPoint from Home Savings pursuant to Section 8.11 hereof.

          (c) GreenPoint acknowledges and agrees that it will look solely to the Title Policies, and not to Home Savings, with regard to any claimed defects in title relating to any of the Real Property conveyed hereunder.

          (d) If any lease by Home Savings of a Leased Branch or Ground Leased Branch is subject to any (i) superior lease,
(ii) mortgage, lien or security interest on the estate of Home Savings in such Branch, or (iii) any mortgage, lien or security interest on the estate of any landlord under the lease of a Ground Leased Branch or a Leased Branch, with respect to which any claim has been asserted which is reasonably likely to result in the loss of the leasehold estate under a lease of a Ground Leased Branch or of a Leased Branch prior to the expiration date specified in such lease, then the branch subject to such lease shall be an Excluded Branch under Section 8.11(d).

          (e) Home Savings shall furnish to GreenPoint, upon request, any authorization that may be required to enable it to undertake violation and lien searches.

          5.8 DESTRUCTION OF OR DAMAGE TO A BRANCH. From the date of this Agreement through the Closing Date, Home Savings shall maintain property insurance coverage upon each Branch in an amount equal to the amount of coverage in effect as of the date hereof. In the event any Branch is partially or totally damaged or destroyed by fire, flood, earthquake or other casu-alty, between the date hereof and the Closing Date, Home Sav-ings shall use its reasonable efforts to repair such damage or rebuild such destroyed Branch as soon as practicable through the application of the proceeds of such insurance coverage, provided that Home Savings shall obtain the prior consent of GreenPoint, which consent shall not be unreasonably withheld, regarding such repairs or rebuilding and regarding the settle-ment of its insurance claim. If at the Closing Date the Branch has not been fully repaired or replaced, Home Savings shall assign any unexpended insurance proceeds to GreenPoint. In no event shall GreenPoint have the right to terminate this Agreement, or to alter its obligation to purchase and assume the Assets and Liabilities associated with such Branch upon the terms set forth in this Agreement, by reason of any such damage or destruction.

          5.9 "AS IS" CONDITION. GreenPoint acknowledges that it will, subject to the terms of this Agreement, purchase the Assets and assume the Liabilities at the Closing in "AS IS" condition, with all faults, in reliance upon GreenPoint's inspection thereof. Except as otherwise expressly set forth in this Agreement, Home Savings makes no representations or warranty of any kind whatsoever with respect to any of the Assets or the Liabilities, whether express or implied, including, without limitation, any representations or warranties concerning or with respect to (i) the value, nature, quality of condition, or state of repair of any of the Assets;
(ii) the compliance of the Real Property or the Branches, or the operation of the Branches, with any laws, rules, ordinances or regulations of any applicable governmental authority; or
(iii) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Personal Property, the Real Property or the Branches.


                          ARTICLE VI

                   COVENANTS OF HOME SAVINGS

          During the period from the date hereof to the Closing
Date, Home Savings hereby covenants and agrees as follows:

          6.1 OPERATIONS IN ORDINARY COURSE. Home Savings shall: (i) not engage in any transaction related to any of the Branches, except in the ordinary course of business or as contemplated by this Agreement; (ii) maintain the Branches in a condition substantially the same as on the date of this Agreement, reasonable wear and use excepted; (iii) maintain its books of accounts and records with respect to the Assets and Liabilities in the usual, regular and ordinary manner; (iv) duly maintain compliance in all material respects with all laws, regulatory requirements and agreements to which it is subject or by which it is bound with respect to the Assets, the Liabilities and the Branches; (v) not close or sell any of the Branches or open or acquire any permanent offices or branches within the Noncompete Area; (vi) refrain from selling or transferring any BIF-insured deposit liabilities such that to the greatest extent possible the Deposits to be acquired by

GreenPoint at Closing are BIF-insured, provided that Home Savings shall be free to transfer up to $200 million in BIF-insured deposit liabilities to its affiliates; (vii) cooperate with GreenPoint to maintain and enhance the franchise value of the Branches prior to Closing; (viii) not materially change the compensation policies or practices applicable to the Region Employees; (ix) not acquire personal property for, or make capital expenditures at, the Branches in excess of $3 million in the aggregate, or $25,000 individually; and (x) consult with GreenPoint prior to renewing, amending or extending any material Assumed Contract, Branch Lease or Branch Tenant Lease.


          In addition, Home Savings shall not conduct its business and operations in such a manner as to impair its ability to consummate the transactions contemplated hereunder, nor will it engage in any transaction, take any action, or omit to take any action, which could reasonably be expected to impair its ability to consummate the transactions contemplated hereunder.

          6.2 DEPOSITS AND LOANS. Home Savings shall not materially alter its current method of establishing interest rates for deposit products, or its current advertising, deposit account or account loan practices at the Branches, as further provided in SCHEDULE 6.2. Subject to the foregoing, Home Savings agrees to take such actions as it shall reasonably deem necessary to preserve the mix, type and aggregate amount of the deposits domiciled at the Branches at approximately current levels. Home Savings shall underwrite and administer the account loans and transaction account loans domiciled at the Branches in accordance with applicable laws and regulations.

          6.3 CONDITIONS TO CLOSING. Home Savings shall use its reasonable efforts to (i) satisfy, as expeditiously as reasonably possible, all of the conditions to the obligations of GreenPoint hereunder within Home Savings' control, and (ii) obtain all consents of third parties required to assign the branch leases set forth on SCHEDULE 3.10(a) and the contracts set forth on SCHEDULE 3.9.

          6.4 CONTRACTS. Subject to the provisions of Section 6.2, Home Savings shall not enter into any material contracts related to the Branches, other than in the ordinary course of business or as contemplated by the Data Processing Servicing Agreement, without the written consent of GreenPoint, which consent shall not be unreasonably withheld.

                  __________________________

          In addition to the foregoing, Home Savings hereby covenants and agrees as follows, which covenants and agreements shall remain in effect subsequent to the Closing Date:

          6.5 RECORDS. Upon consummation of the Closing, Home Savings shall deliver to GreenPoint its existing files and records located at the Branches relating to the Assets purchased and Liabilities assumed by GreenPoint pursuant to this Agreement and those relating to the deposit taking activities and Safe Deposit Business provided at the Branches (collectively referred to herein as the "Records"), which, together with the data processing records and transaction reports maintained by Home Savings, which will be made available to GreenPoint pursuant to the terms of the Data Processing Servicing Agreement, constitute all of the books and records necessary for the conduct of the business of the Branches as currently conducted, to the extent such business relates to the Assets and Liabilities. Following the Final Expiration Date (as such term is defined in the Data Processing Servicing Agreement), Home Savings shall deliver to GreenPoint records relating to the retirement accounts and plans; and provided further, that Section 13.3 hereof shall govern Home Savings' obligations to provide tapes and supporting documentation related to the Deposits, Account Loans and Safe Deposit Business. Following the Closing Date, Home Savings shall promptly provide such copies of such files and records relating to the Assets and Liabilities in its possession as GreenPoint shall reasonably request, provided that, from and after 180 days following the Closing Date, GreenPoint shall reimburse Home Savings for its actual out-of-pocket expenses incurred in connection therewith.

          6.6  COVENANT NOT TO COMPETE.

          (a) For a period of three (3) years commencing as of the Closing Date, Home Savings shall not open any temporary or permanent offices or branches for deposit gathering activities or otherwise solicit retail deposits within the Noncompete Area, other than any office or branch acquired by Home Savings that is incidental to an acquisition of the business or deposit liabilities of another financial institution the offices or branches of which are not primarily located in the Noncompete Area, provided, that under no circumstances, including those set forth immediately above, shall Home Savings use the names "Home Savings of America," "Savings of America," or "The Bowery Savings Bank" (or any similar name) with respect to deposit gathering activities within the Noncompete Area for a period of three (3) years following the Closing Date.

          (b) During the three (3) year period following the Closing Date, Home Savings shall not (i) use any proprietary customer list, or other similar record of the holders of accounts that constitute Deposits on the Closing Date, other than lists or other records, unrelated to the Deposits, of such holders that remain or become customers of Home Savings after the Closing Date, to solicit deposits, loans, or other products or services, or (ii) solicit for hire any Region Employee of Home Savings who becomes an employee of GreenPoint as of the Closing Date.

          (c)  Notwithstanding the foregoing, during the three
(3) year period following the Closing Date, Home Savings shall be permitted to engage in general media advertising within the Noncompete Area, provided such advertising is not intended to solicit deposits primarily from customers within the Noncompete Area.

          (d) Subject to the provisions of Section 6.6(b)(i), GreenPoint acknowledges that Home Savings will continue to originate and service loans and otherwise engage in the lending business in the Noncompete Area, and agrees that, notwithstanding this Section 6.6, Home Savings shall be permitted to engage in such business, including any solicitation by Home Savings of such business.

          (e) The restrictions set forth in this Section 6.6 shall apply to Home Savings and its affiliates, provided that none of such restrictions shall apply to any bona fide third party that by any means acquires Home Savings, or all, or substantially all, of its business, assets and liabilities as long as such entity does not solicit deposits under the names "Home Savings of America," "Savings of America," or "The Bowery Savings Bank" (or any similar name) within the Noncompete Area during the three (3) year period following the Closing Date.


                          ARTICLE VII

                    COVENANTS OF GREENPOINT

          7.1 INTERFERENCE OR DAMAGE; INVESTIGATIONS. Prior to the Closing, GreenPoint shall not interfere with Home Sav-ings' normal operations or its customer or employee relations at the Branches. Subject to the foregoing, Home Savings shall afford GreenPoint access, at reasonable times and upon reason-able notice, to the Branches for purposes of transition plan-ning and to conduct such environmental investigations as GreenPoint shall reasonably deem appropriate, provided that GreenPoint shall, and shall cause its consultants and other agents to, conduct and complete such investigations as expedi-tiously as reasonably possible. GreenPoint hereby agrees to indemnify, reimburse, defend and hold harmless Home Savings for, from and against all Losses arising out of or related to the activities of GreenPoint, its agents or contractors on or about the Branches in conducting such inspections or transition planning as Home Savings shall allow prior to the Closing.

          7.2 PERFORMANCE OF LIABILITIES. From and after the Closing Date, GreenPoint shall perform and be bound by the terms and provisions of the deposit agreements governing the terms of the accounts included within the Deposits, until such terms and provisions are properly modified by GreenPoint. Subject to the provisions of Section 13.2 hereof, from and after the Closing Date, GreenPoint shall pay, to the extent of sufficient available funds on deposit, all properly drawn checks, drafts, and non-negotiable withdrawal orders timely presented to it by mail, over its counters, or through clearings by depositors whose deposits or accounts on which such items are drawn are included within the Deposits, whether drawn on the check or draft forms provided by Home Savings or by GreenPoint, all in accordance with applicable law, customary banking practices and the provisions of such accounts in effect as of the Closing Date, until such provisions are properly modified or canceled by GreenPoint. GreenPoint shall forward to the last known address of all customers of the Branches within five (5) days following the Closing Date a reasonable amount of checks, drafts and withdrawal orders bearing its own imprint for use by such customers.

          7.3 ACCOUNT LOANS. From and after the Closing Date, GreenPoint shall continue to honor and provide credit in accordance with applicable law, customary banking practices and the terms and provisions of the Account Loans transferred under this Agreement, until such terms and provisions are properly modified by GreenPoint.

          7.4 SAFE DEPOSIT BUSINESS. From and after the Closing Date, GreenPoint shall perform and discharge all of Home Savings' liabilities with respect to the Safe Deposit Business, including maintaining all necessary facilities and providing all necessary services for the use of safe deposit boxes by the renters thereof, in accordance with the terms and provisions of the applicable leases or other agreements relating to such boxes, until such terms and provisions are properly modified by GreenPoint.

          7.5 FIDUCIARY RELATIONSHIPS. From and after the Closing Date, GreenPoint shall perform all of the fiduciary relationships of Home Savings arising out of any retirement accounts included within the Deposits, and with respect to such accounts, GreenPoint shall assume, subject to the receipt of any required consents, all of the obligations and duties of Home Savings as fiduciary and succeed to all such fiduciary relationships of Home Savings as fully and to the same extent as if GreenPoint had originally acquired, incurred or entered into such fiduciary relationship.

          7.6 CONDUCT OF BUSINESS. Between the date hereof and the Closing Date, GreenPoint and its affiliates shall not undertake any marketing or advertising efforts specifically targeted to Home Savings' customers or take any other action specifically intended to reduce the amount of the Deposits as of the Closing Date. Notwithstanding the foregoing, GreenPoint shall be permitted to continue to conduct its current business in the ordinary course and shall be permitted to (i) engage in general media advertising not specifically targeted to customers of the Branches and not using Home Savings' name, and
(ii) originate and service loans and otherwise engage in the lending business, including any solicitation of such business. GreenPoint shall not, between the date of this Agreement and the Closing Date, conduct its business and operations in such a manner as to impair its ability to consummate the transactions contemplated hereunder, nor will it engage in any transaction, take any action or omit to take any action, which could be expected to impair its ability to consummate the transactions contemplated hereunder.

          7.7 CONDITIONS TO CLOSING. GreenPoint shall use its reasonable efforts to (i) satisfy, as expeditiously as reasonably possible, all of the conditions to the obligations of Home Savings hereunder within GreenPoint's control, and (ii) obtain all consents of third parties required to assign the branch leases set forth on SCHEDULE 3.10(a) and the contracts set forth on SCHEDULE 3.9.

          7.8 RECORDS. GreenPoint shall maintain the Records in accordance with applicable law and regulation and GreenPoint's record retention policy and, in any case, for not less than seven (7) years following the Closing Date.
Following the Closing Date, GreenPoint shall promptly provide such copies of the Records transferred to GreenPoint by Home Savings as Home Savings shall reasonably request, provided that, from and after 180 days following the Closing Date, Home Savings shall reimburse GreenPoint for its actual out-of-pocket costs incurred in connection therewith.

          7.9 CARDHOLDERS. Home Savings shall arrange for Citibank to provide to GreenPoint after the Closing Date a list of all Cardholders. GreenPoint shall not at any time use or transfer the Cardholder names on such list for the purpose of soliciting, directly or indirectly, any Cardholder for any Bank

Card. If GreenPoint makes or conducts any solicitation for a Bank Card, it shall purge the names of all Cardholders whose names appear on the list provided by Citibank to GreenPoint from any list of persons to be solicited. Citibank is hereby designated as a third party beneficiary of the obligations stated in this Section 7.9 with a direct right of enforcement against GreenPoint without regard to or defense based upon any action or omission of Home Savings. GreenPoint acknowledges that Home Savings has granted to Citibank the right to solicit customers with accounts domiciled at the Branches as of the date prior to the Closing Date (including customers who are not Cardholders) for Bank Cards, for an indefinite period, including the period following the Closing Date, and that GreenPoint does not have exclusive rights to solicit such customers. GreenPoint's obligations under this Section 7.9 shall be limited to those obligations required to be imposed upon GreenPoint pursuant to the terms of that certain Purchase and Sale Agreement by and between Home Savings and Citibank dated as of December 14, 1993. The number of Cardholders as of March 31, 1995 was approximately 11,500.


                         ARTICLE VIII

                     ADDITIONAL AGREEMENTS

          8.1  REGULATORY APPROVALS.

          (a) Home Savings and GreenPoint shall cooperate in preparing, submitting, filing, updating and publishing (as applicable), as expeditiously as possible, all applications, notification and report forms, and notices as may be required by applicable law, with respect to the transactions contemplated by this Agreement, including, without limitation, those of the OTS, the NY Banking Authority, the FDIC, the Federal Trade Commission, the Department of Justice and any other applicable state or federal regulatory agency, and Home Savings and GreenPoint will use their reasonable efforts to obtain such approvals and accomplish such actions as expeditiously as possible. On or prior to June 1, 1995 each party shall file in draft or final form each application, notification or similar form required to obtain the regulatory approval or consent necessary to consummate the transactions contemplated by this Agreement.

          (b) Each party represents, warrants and agrees that any information furnished by it for inclusion in any regulatory application will be true and complete as of the date so furnished.

          8.2 REPORTS AND INFORMATION. Home Savings has provided to GreenPoint the Phase I environmental reports, asbestos reports and other reports, documents and information with respect to the environmental condition of the Branches listed on SCHEDULE 3.13 hereto. Home Savings has no reason to believe that such reports contain any material misstatement or omit information that makes the statements made therein misleading in any material respect. Subject to the foregoing, Home Savings makes no representations and warranties whatsoever with respect to the form or content of such reports and hereby disclaims responsibility for the information underlying the reports, the scope of examination undertaken in connection with the reports, the fitness of the reports for GreenPoint's purposes, or the qualifications and expertise of the preparers of the reports. GreenPoint acknowledges that all reports and other documents obtained from Home Savings, including, but not limited to, the Phase I and asbestos reports, shall remain the property of Home Savings until the consummation of the Closing and GreenPoint will not disseminate any of such materials to any other individual or entity, except its attorneys and environmental consultants. In the event the Closing Date does not occur or this Agreement is terminated, GreenPoint shall return to Home Savings all documents delivered by Home Savings to GreenPoint or its agents, together with copies of all reports, studies, analyses and other written work product (other than attorney work product) prepared by GreenPoint or its agents or contractors relating to the Branches. If GreenPoint shall specifically identify to Home Savings in writing prior to the Closing any environmental problem requiring remediation at any of the Owned Branches or Ground Leased Branches, GreenPoint shall bear the first $250,000 of costs related to the remediation thereof per Branch, and Home Savings shall bear all costs related to such remediation thereafter; provided, that each party shall use its reasonable efforts to cooperate in conducting any such remediation, which shall be completed as expeditiously as possible and at the lowest possible cost.

          8.3 FURTHER ASSURANCES. Home Savings and GreenPoint each shall do all things reasonably necessary or desirable and within its control to effect the consummation of the transac-tions contemplated hereby as soon as possible, and at any time and from time to time after the Closing Date shall, upon the request of the other, do or cause to be done such further acts and execute such documents as may be necessary or desirable to vest in GreenPoint the Assets (other than the Real Property for which GreenPoint will look solely to the Title Policies), and to evidence GreenPoint's assumption of the Liabilities, in-cluding, among others, obtaining all necessary consents and substitutions necessary to substitute GreenPoint as trustee for all retirement deposit accounts included in the Deposits.

          8.4  EMPLOYEES.

          (a) Within five (5) Business Days of the date hereof, Home Savings shall deliver to GreenPoint a true and complete list of all Region Employees by name, date of hire and position in the Branches as of a recent date and shall promptly provide to GreenPoint the most recent performance evaluation, current salary and other compensation information for any Region Employee who consents in writing to the provision of such information to GreenPoint. GreenPoint shall use all reasonable efforts to interview each Region Employee for employment effective as of the Closing and use all reasonable efforts to hire as many of the Region Employees as possible consistent with, and subject to, GreenPoint's requirements and employment policies. Home Savings shall permit GreenPoint to interview Region Employees, at times and locations acceptable to each of Home Savings and GreenPoint. No later than ninety
(90) days from the date of this Agreement, GreenPoint shall provide to Home Savings a list of the Region Employees it intends to employ following the Closing. Home Savings shall permit GreenPoint to communicate with the Region Employees, at reasonable times and upon reasonable notice, concerning GreenPoint's plans, operations, business, customer relations and general personnel matters, provided that such contacts shall be conducted in a manner as is reasonably acceptable to Home Savings.

          (b) GreenPoint shall recognize each Transferred Employee's original date of hire with Home Savings for determining eligibility and vesting, and give each Transferred Employee credit for all purposes (other than benefit accrual), under each employee benefit plan, program or arrangement of GreenPoint other than (x) GreenPoint's Employee Stock Ownership Plan (a true and complete copy of which has been provided to Home Savings) and (y) post-retirement health benefit plan.
Home Savings shall transfer to GreenPoint, at the Closing Date, cash in the amount of its post-retirement health benefit accrual for the Transferred Employees, in the approximate amount of $200,000. GreenPoint shall also give credit to each Transferred Employee under GreenPoint's welfare benefit plans for deductible and co-payments made by the Transferred Employee under Home Savings' welfare benefit plans during the period prior to the Closing Date to the extent applicable under the terms of such plans to any period following the Closing Date. GreenPoint shall waive any pre-existing condition limitation under each of GreenPoint's welfare benefit plans for any condition of a Transferred Employee that would have been covered under such plan had service of such Transferred Employee with Home Savings been service with GreenPoint.

          (c) GreenPoint shall provide retirement and welfare benefits (including, without limitation, medical, hospital, dental, accidental death and dismemberment, life, disability, 401(k) plan and other similar benefits) to Transferred Employees for claims incurred and benefits earned on or after the Closing Date under and subject to this Section 8.4 and the generally applicable terms and conditions of GreenPoint's employee benefit plans, programs and arrangements as amended from time to time; provided that Transferred Employees shall become eligible under such welfare benefit plans upon the Closing Date.

          (d) GreenPoint agrees to maintain, for a period of at least one year following the Closing Date, severance benefit plans for Transferred Employees that provide each Transferred Employee with (i) a severance pay benefit equal to that which an employee at a comparable employment level of each such Transferred Employee would receive under the severance benefit plan of GreenPoint, provided such severance pay benefit shall be calculated based on the highest salary paid by Home Savings or GreenPoint to such Transferred Employee during the 18-month period preceding the termination of such Transferred Employee, and (ii) the opportunity to make contributions to medical, hospital and dental plans following termination of employment under COBRA. Without limiting the generality of Section 8.4(b) hereof, GreenPoint will give each Transferred Employee credit under GreenPoint's severance pay plans for service rendered by such Transferred Employee to Home Savings. GreenPoint agrees to act as successor employer for purposes of COBRA, so that the Transferred Employees will not, as a result, be deemed to have had a termination of employment for purposes of COBRA and that any COBRA notices or coverage required to be given or made available to any such employee shall be given or made by GreenPoint, not Home Savings.

          (e)  GreenPoint agrees to credit Transferred
Employees with all earned and/or accrued vacation days for the current year, to which they are entitled under Home Savings' vacation policy (a true and complete copy of which has been provided to GreenPoint) upon their employment with GreenPoint, and with length of service affecting the rate of accrual of vacation days, and to advise those employees of same.

          (f) In reliance on the agreements of GreenPoint set forth in this Section 8.4, GreenPoint and Home Savings agree that Home Savings shall not deliver any notice to Region Em-ployees pursuant to the WARN Act. GreenPoint further agrees that it shall be responsible for providing a timely notifica-tion if required by the WARN Act for any employee terminations or layoffs following the Closing Date and Home Savings shall cooperate with GreenPoint with respect to the foregoing.

          (g) This Agreement is not intended to create and does not create any contractual or legal rights in or enforceable by any Region Employee. GreenPoint agrees to obtain the prior approval of Home Savings before sending any written communications to any Home Savings employee concerning the subject matter of this Section 8.4, which approval shall not be unreasonably withheld. Home Savings agrees to use its reasonable efforts to incorporate GreenPoint's comments in any written communications to the Region Employees concerning the subject matter of this Section 8.4.

          8.5  CONFIDENTIALITY.  Except to the extent
disclosure is required by law, or in response to any governmental or regulatory authority, or in connection with any litigation relating to an alleged breach of this Agreement, each party shall maintain the confidentiality of all information obtained from the other party hereto that is not publicly available and shall use such information only for purposes reasonably related to this Agreement and the transactions contemplated hereby. If this Agreement is terminated, each of the parties hereto agrees to return promptly upon request all documents received from the other party that contain or embody information subject to this paragraph.

          8.6 PUBLICITY; NOTICES. Until consummation of the Closing, GreenPoint and Home Savings each shall coordinate with each other in advance as to (i) the form and content of any communication intended for dissemination to the public or the customers of the Branches regarding the transactions contemplated by this Agreement, (ii) the form and content of any communication from GreenPoint to the employees of Home Savings, and (iii) the form and content of any application made to any regulatory authority, or similar agency, relating to the transactions contemplated hereby. Neither party shall disseminate any such communication without the prior approval of the other, which approval shall not be unreasonably withheld or delayed, except that nothing contained in this Agreement shall prevent Home Savings or GreenPoint from making any and all public disclosures that either of them shall believe is advisable to make, based upon the advice of counsel, to comply with any applicable securities laws or regulations or requests of governmental agencies or authorities.

          8.7 TAX REPORTING. The parties shall use their best efforts to enter into an agreement (the "Allocation Agreement") as soon as practicable after the Closing Date concerning the allocation of the Purchase Price among the Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "Code"). GreenPoint shall deliver to Home Savings a proposed Allocation Agreement which will allocate the Purchase Price among the Assets within 120 days after the Closing Date. If Home Savings has not objected to such Allocation Agreement within 30 days of receipt, such agreement shall be deemed accepted and shall be the Allocation Agreement. If Home Savings objects to GreenPoint's proposed Allocation Agreement, Home Savings shall give GreenPoint notice of its objections and GreenPoint and Home Savings shall use all reasonable efforts to resolve their differences. If, 60 days after the date on which Home Savings has given GreenPoint notice of its objections, the parties have not adopted the Allocation Agreement, any disputes related thereto shall be referred to a "big six" accounting firm mutually agreed on by the parties having no material relationship with either party and shall be resolved within 30 days after such referral. The costs, expenses and fees of such accounting firm shall be borne equally by the parties.

          The Parties shall file all applicable tax returns and other documents in accordance with the Allocation Agreement (as finally determined) and will not adopt or otherwise assert tax positions inconsistent therewith (unless required to do so under applicable law). GreenPoint shall deliver to Home Savings a completed Internal Revenue Service Form 8594 as soon as practicable following the Closing Date but in any event not later than 60 days prior to the due date, including extension, for filing the federal income tax return for the year of the sale. The parties shall file such Form 8594 with their respective tax returns for the year in which the Closing occurs.

          8.8 INTEREST REPORTING. Home Savings shall report from January 1, 1995 (or from January 1, 1996, if the Closing Date is in 1996) through the Closing Date, and GreenPoint shall report from the Closing Date through December 31, 1995 (or through December 31, 1996, if the Closing Date is in 1996), all interest credited to, interest premiums paid on, interest withheld from, and early withdrawal penalties charged to, accounts included within the Deposits. Such reports shall be made to the holders of such deposit accounts and to the applicable federal and state regulatory agencies.

          8.9 WITHHOLDING. No later than 6:00 p.m. Pacific Time on the day following the Closing Date, Home Savings shall provide to GreenPoint information regarding all "B" notices (TINs do not match) and "C" notices (underreporting/IRS imposed withholding) received by it from the IRS regarding any of the accounts included within the Deposits and for a period of 180 days following the Closing Date, Home Savings shall provide information regarding all notices received by Home Savings from the IRS releasing withholding restrictions on the accounts related to the Deposits. Any amounts required by any governmental agency to be withheld from any of any of the accounts included within the Deposits (the "Withholding Obligations") or any penalties imposed by any governmental agency will be handled as follows:

          (a) Any Withholding Obligations required to be remitted to the appropriate governmental agency on or prior to the Closing Date will be withheld and remitted by Home Savings, and any other sums withheld by Home Savings pursuant to Withholding Obligations prior to the Closing Date shall also be remitted by Home Savings to the appropriate governmental agency on or prior to the time they are due; and

          (b) Any Withholding Obligations required to be remitted to the appropriate governmental agency after the Closing Date with respect to Withholding Obligations after the Closing Date and not withheld by Home Savings shall be withheld and remitted by GreenPoint.

Any penalties described in "B" notices from the IRS or any similar penalties that relate to accounts opened by Home Savings prior to the Closing Date will, subject to this Section 8.9, be paid by Home Savings promptly upon receipt of the notice providing such penalty assessment resulted from Home Savings' acts, policies or omissions. Home Savings shall pay such penalties only after exhausting all administrative and judicial remedies which Home Savings deems appropriate. GreenPoint shall cooperate with Home Savings in providing copies of penalty notices on a timely basis and other information which Home Savings may request in order to challenge such penalties.

          8.10 SIGNS. Home Savings may remove any and all interior and exterior signs bearing, or in the shape of, the Home Savings emblem, and any other signs and sign casings excluded from SCHEDULE 3.7, at any time until and including the tenth (10th) day following the Closing Date. With respect to all signs identifying such branches as Home Savings branches, GreenPoint and Home Savings shall mutually agree upon one or more sign companies to simultaneously remove said signs, sign facings, and sign casings at Home Savings' cost and install GreenPoint's signage at GreenPoint's cost.

          8.11  LEASING OF BRANCHES; EXCLUDED BRANCHES.

          (a) In the event GreenPoint excludes any branch lease under which Home Savings is the lessee or sublessee from
SCHEDULE 3.10(a) pursuant to the terms of Section 5.6 then, if permitted by the lease, GreenPoint shall sublease any such Leased Branch or Ground Leased Branch from Home Savings following the Closing for the same rent and term, and subject to the same terms and conditions, as the existing lease for such Branch, provided, that GreenPoint shall indemnify Home Savings for any breach by GreenPoint of the terms of such sublease. If such sublease is permitted, all other provisions of this Agreement relating to the purchase of the Assets and the assumption of the Liabilities shall be unaffected. If the consent of the lessor is required for such sublease, and such consent cannot be obtained prior to the Closing Date, then such branch shall be deemed an "Excluded Branch" in accordance with the provisions of Section 8.11(d).

          (b) In the event GreenPoint declines to purchase the real property fee interest associated with an Owned Branch or to assume the real property leasehold interest associated with a Ground Leased Branch pursuant to the terms of Section 5.7(b), then:

         (i) GreenPoint shall lease or sublease any such Branch from Home Savings following the Closing pursuant to the terms of a commercial lease prepared by Home Savings, which commercial lease shall provide for (A) a term of five years, (B) a base rent determined by an independent commercial leasing agent selected jointly by Home Savings and GreenPoint which rent shall represent a fair market rental amount for the premises when compared to similar properties in similar locations, on a triple net basis, with utilities and taxes to be paid for or reimbursed by GreenPoint, (C) a requirement that GreenPoint obtain and maintain public liability insurance with a minimum $5,000,000 combined single limit coverage naming Home Savings as an additional named insured, and (D) such other commercially reasonable terms and conditions as may be determined by the parties; provided, however, that if the consent of the lessor is required for a sublease of a Ground Leased Branch, and such consent cannot be obtained prior to the Closing Date, then such branch shall be deemed an "Excluded Branch" in accordance with the provisions of Section 8.11(d); and

        (ii) the Real Property Purchase Price shall be reduced by (A) the Net Book Value of the real property fee interest associated with such Branch, if the Branch is an Owned Branch, or (B) the Net Book Value of the leasehold improvements associated with such Branch, if the Branch is a Ground Leased Branch.

          (c) Notwithstanding the foregoing, if a Ground Leased Branch is excluded from SCHEDULE 3.10(a) pursuant to the terms of Section 5.6, and if GreenPoint declines to assume the leasehold interest associated with such Ground Leased Branch pursuant to the terms of Section 5.7(b), then GreenPoint shall, if permitted by the terms of such ground lease, sublease such Ground Leased Branch premises from Home Savings in accordance with the provisions of Section 8.11(b), or, if the consent of the lessor is required for such sublease, and such consent cannot be obtained prior to the Closing Date, such Ground Leased Branch shall be deemed an "Excluded Branch" in accordance with the terms of Section 8.11(d).

          (d) If the consent of the lessor is required for a sublease pursuant to Section 8.11(a), (b) or (c) above, and such consent cannot be obtained prior to the Closing Date, or if a branch is excluded pursuant to Section 5.7(a), each such affected branch shall be referred to herein as an "Excluded Branch." GreenPoint shall have no obligation to assume the lease associated with an Excluded Branch or to assume and/or purchase the Personal Property, the Assumed Contracts, the Cash on Hand or the leasehold improvements associated with an Excluded Branch, but GreenPoint shall nevertheless assume and/or purchase the Deposits, Account Loans, Records and Safe Deposit Business associated with an Excluded Branch on the same terms and conditions otherwise provided herein, subject to
SCHEDULE 8.11(d).

          8.12 RELOCATION OF CERTAIN OFFICES. Home Savings shall use its reasonable efforts to relocate its loan production offices located at the Bayside and Massapequa Park Branches as soon as practicable following the Closing Date, but in any case, no later than one hundred twenty (120) days following the Closing Date. GreenPoint shall use its reasonable efforts to relocate the teleservicing unit located at the 42nd Street Branch as soon as practicable following the Closing Date, but in any case, no later than one hundred twenty
(120) days following the Closing Date. After the Closing Date, the relocating party shall not unnecessarily or materially interfere with the other's operations, and shall conduct such relocation in an orderly manner and the other shall cooperate with the relocating party in its efforts to conduct such relocation.

          8.13 DEPOSIT INSURANCE EXIT/ENTRANCE FEES. The parties hereby agree that each shall use its reasonable efforts to obtain all necessary regulatory approvals to consummate the transfer of the Deposits as contemplated by this Agreement without the assessment of exit or entrance fees by the FDIC, including, without limitation, seeking approval pursuant to
Section 5(d)(3) of the Federal Deposit Insurance Act.

          8.14 42ND STREET BRANCH. GreenPoint shall lease the 42nd Street Branch from Home Savings following the Closing pursuant to the terms of a full service gross commercial lease, which lease shall provide for (i) a term of three years, (ii) an annual rent equal to $1,700,000 per year, (iii) a requirement that GreenPoint obtain and maintain public liability insurance with a minimum $5,000,000 combined single limit coverage naming Home Savings as an additional named insured, (iv) acceptance of the premises on an "as is" basis, and (v) such other terms and conditions as set forth on
SCHEDULE 8.14 hereto.

          8.15 SBLI. Home Savings and GreenPoint shall cooperate to effect a transfer from Home Savings to Greenpoint of the assets and liabilities associated with the savings bank life insurance business associated with the Branches on fair and reasonable terms.

          8.16 HOME OFFICE. Home Savings and GreenPoint will cooperate to ensure that GreenPoint can purchase and assume the Assets and Liabilities associated with each of the Branches in compliance with the provisions of Section 240 of the Banking Law of the State of New York, provided, however, that notwithstanding any other term or provision of this Agreement, GreenPoint shall in no event be excused from its obligation to purchase and assume any of the Assets and Liabilities on account of any violation or potential violation of such statute that may arise out of or relate to such purchase and assumption.


                          ARTICLE IX

            CONDITIONS TO OBLIGATION OF GREENPOINT

          The obligation of GreenPoint to close the transactions contemplated hereunder is subject to the satisfaction on or before the Closing of the following conditions:

          9.1 NO INJUNCTIONS OR RESTRAINTS. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Closing of the transactions contemplated by this Agreement shall be in effect.

          9.2 CONDITIONS PERFORMED. Each of the terms, cov-enants and conditions of this Agreement to be complied with and performed by Home Savings on or before the Closing shall have been duly complied with and performed in all material respects, or GreenPoint shall have waived such compliance or performance, and all documents to be delivered or actions to be taken by Home Savings pursuant to Sections 12.2 and 12.3 shall have been delivered or performed.

          9.3 REPRESENTATIONS. Each of the representations and warranties made by Home Savings herein shall be true and correct as of the date hereof and as of the Closing with the same force and effect as though such representations and warranties had been made as of the Closing, except that the representations and warranties made regarding SCHEDULES 3.6, 3.7, 3.8, 3.9, 3.10(a) and 3.10(b) shall be true and correct as of the Closing Date with respect to such Schedules as updated and delivered at the Closing in accordance with the terms of this Agreement.

          9.4 DOCUMENTATION. The form and substance of all instruments of transfer and other documents required to be delivered pursuant to this Agreement by Home Savings shall be reasonably satisfactory in all respects to GreenPoint.


                           ARTICLE X

           CONDITIONS TO OBLIGATION OF HOME SAVINGS

          The obligation of Home Savings to close the transactions contemplated hereunder is subject to the satisfaction on or before the Closing of the following conditions:

          10.1 NO INJUNCTIONS OR RESTRAINTS. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Closing of the transactions contemplated by this Agreement shall be in effect.

          10.2 CONDITIONS PERFORMED. Each of the terms, covenants and conditions of this Agreement to be complied with and performed by GreenPoint on or before the Closing shall have been duly complied with and performed in all material respects, or Home Savings shall have waived such compliance or performance, and all documents to be delivered or actions to be taken by GreenPoint pursuant to Section 12.4 shall have been delivered or performed.

          10.3 REPRESENTATIONS. Each of the representations and warranties made by GreenPoint herein shall be true and correct as of the date hereof and as of the Closing with the same force and effect as though such representations and warranties had been made as of the Closing.

          10.4 DOCUMENTATION. The form and substance of all instruments of assumption and other documents required to be delivered pursuant to this Agreement by GreenPoint shall be reasonably satisfactory in all respects to Home Savings.


                          ARTICLE XI

           CONDITIONS TO OBLIGATIONS OF BOTH PARTIES

          The obligations of both parties to close the transactions contemplated by this Agreement are subject to the satisfaction on or before the Closing Date of each of the following conditions:

          11.1 GOVERNMENTAL ACTIONS. Neither the Department of Justice, the Federal Trade Commission nor any other agency of the United States of America (or any political subdivision thereof) shall have issued any order or taken or threatened to take any action which would or could have the effect of preventing the consummation of the transactions contemplated by this Agreement or asserting any liability as a result of such transactions. No governmental action or proceeding shall have been instituted or, in the reasonable opinion of Home Savings or GreenPoint, be imminent, and, at what would be the Closing, remain imminent or pending by or before a court or other governmental body, agency or authority to restrain or prohibit the transactions contemplated by this Agreement or assert any material liability in connection herewith.

          11.2 GOVERNMENTAL APPROVALS. To the extent required by applicable law or regulation, the OTS, the NY Banking Authority, the FDIC and/or such other state or federal agencies whose approval of the transactions contemplated by this Agreement is so required, shall have approved or authorized all of the transactions contemplated by this Agreement. Any such approval required to be obtained by Home Savings or GreenPoint shall have been granted without the imposition of conditions that are reasonably deemed by the affected party to be materially burdensome. All other statutory or regulatory requirements for the valid consummation of the transactions contemplated by this Agreement shall have been satisfied and all other required governmental consents and approvals shall have been obtained.

                          ARTICLE XII

                          THE CLOSING

          12.1 TIME AND PLACE OF CLOSING. Unless this Agreement is earlier terminated pursuant to Section 14.1, the consummation of the transactions provided for herein (the "Closing") will take place in a mutually acceptable manner and on a mutually acceptable day and place (the "Closing Date"), which shall be a Friday and, unless the parties mutually agree otherwise, shall be as soon as reasonably practicable and no later than the last Business Day of the month immediately following the month in which all required regulatory approvals have been received (or no later than December 14, 1995 in the event such required regulatory approvals are received prior to such date and the Closing can be reasonably facilitated by such date) and all applicable waiting periods have expired, but in no event shall the Closing Date be (i) later than January 31, 1996, (ii) on a date between December 15, 1995 and January 15, 1996, inclusive, (iii) during the last three (3) days or the first ten (10) days of any fiscal quarter of Home Savings or GreenPoint, or (iv) on a date on or between September 1-4, 1995 or September 29 - October 2, 1995.

          12.2 PAYMENT DUE AT CLOSING. Home Savings shall pay to GreenPoint at the Closing an amount (the "Cash Payment") in United States dollars equal to one hundred percent (100%) of the aggregate amount of the Deposits, as reflected on the updated SCHEDULE 3.6 delivered to GreenPoint at the Closing pursuant to Section 5.2 of this Agreement, minus the Preliminary Purchase Price, minus the aggregate Designated Value of the Agency COFI Securities, CMOs, and Selected Securities, if any, delivered by Home Savings to GreenPoint at the Closing, minus the Lease Deposits, minus the Prepaid FDIC Insurance Premium, and plus or minus the net taxes and expenses to be paid by Home Savings or GreenPoint pursuant to Section
16.2 (to the extent such amounts are calculable at Closing). Home Savings shall prepare and deliver to GreenPoint at the Closing a statement (the "Preliminary Settlement Statement") supported by appropriate exhibits, substantially in the form of EXHIBIT B hereto, showing the computation of the Cash Payment.

          12.3  CLOSING DOCUMENTS TO BE DELIVERED OR ACTIONS TO
BE TAKEN BY HOME SAVINGS.  At the Closing, Home Savings shall:

          (a)  Deliver to GreenPoint updated SCHEDULES 3.6,
3.7, 3.8, 3.9, 3.10(a), 3.10(b) and SCHEDULE 5.1;

          (b)  Deliver to GreenPoint the Preliminary Settlement
Statement and any exhibits thereto;

          (c) Deliver the Cash Payment by wire transfer in immediately available funds to an account designated in writing by GreenPoint;

          (d) Deliver to GreenPoint each and every executed Lessor's Estoppel Certificate Home Savings was able to obtain, substantially in the form attached hereto as EXHIBIT C, with respect to each Branch Lease under which Home Savings is a lessee or sublessee;

          (e) Deliver to GreenPoint an executed Consent to Assignment substantially in the form attached hereto as EXHIBIT D with respect to each Branch Lease under which Home Savings is a lessee or sublessee that requires the consent of any party to the assignment thereof;

          (f)  Execute and deliver to GreenPoint a Lessee's
Assignment and Assumption Agreement substantially in the form attached hereto as EXHIBIT E with respect to each Branch Lease;

          (g)  Execute and deliver to GreenPoint a Lessor's
Assignment and Assumption Agreement substantially in the form attached hereto as EXHIBIT F with respect to each Branch Tenant
Lease;

          (h) Execute and deliver real property deeds to the Title Company, in the form attached hereto as EXHIBIT G, conveying to GreenPoint fee title to the Real Property associated with each Owned Branch and deliver all filings to local and state authorities necessary to transfer such Real Property;

          (i) Execute and deliver to GreenPoint a certificate of non-foreign status in the form of EXHIBIT H hereto;

          (j) Execute and deliver to GreenPoint a Bill of Sale and Assignment in the form attached hereto as EXHIBIT I;

          (k)  Execute and deliver to GreenPoint a General
Assignment in the form attached hereto as EXHIBIT J;

          (l)  Deliver to GreenPoint possession of the Assets;

          (m) Acknowledge and deliver to GreenPoint an Assumption Agreement in the form attached hereto as EXHIBIT K;

          (n)  Execute and deliver to GreenPoint a Retirement
Account Transfer Agreement in the form attached hereto as EXHIBIT L;

          (o) Deliver to GreenPoint an opinion of counsel to Home Savings dated as of the Closing Date substantially in the form attached hereto as EXHIBIT M and an opinion of in-house counsel substantially in the form attached hereto as EXHIBIT N;

          (p)  Deliver to GreenPoint a certificate of a Senior
Vice President of Home Savings, or of another officer acceptable to GreenPoint, dated as of the Closing Date, substantially in the form attached hereto as EXHIBIT O;

          (q) Deliver or cause to be delivered to GreenPoint all other documents and instruments necessary to transfer to GreenPoint all of Home Savings' right, title and interest in and to the Assets (other than the Real Property for which GreenPoint will only receive the applicable Title Policy and either the real property deed or the Assignment and Assumption Agreement, as applicable, delivered pursuant to Sections 12.3(f) and (g) hereof);

          (r) Cause to be issued, at GreenPoint's option, an Owner's Policy of Title Insurance (a "Title Policy", and together, the "Title Policies") issued by the Title Company (or an unconditional commitment, dated as of the Closing Date, to issue such Title Policy promptly following the Closing), the expense of which shall be borne and paid by GreenPoint, together with any endorsements reasonably requested by GreenPoint, insuring GreenPoint's fee title or ground leasehold title interest, as appropriate, for any or all of the parcels of Real Property, subject only to the Permitted Exceptions.
Any surveys desired by GreenPoint or required by the Title Company in connection with the issuance of the Title Policies pursuant to this Section 12.3(r) or any endorsements reasonably requested by GreenPoint hereunder, shall be obtained by GreenPoint at GreenPoint's sole cost and expense;

          (s) Execute as lessor or sublessor, and deliver to GreenPoint a lease or sublease relating to each Branch that GreenPoint shall lease from Home Savings pursuant to Section
8.11 hereof;

          (t) Deliver or cause to be delivered such documents evidencing the corporate authority and existence of Home Sav-ings as GreenPoint shall reasonably request, including (i) a copy of all resolutions duly adopted by the Board of Directors of Home Savings authorizing the execution, delivery and per-formance of this Agreement by Home Savings, certified by the Secretary or an Assistant Secretary of Home Savings as being in full force and effect as of the Closing, (ii) certified copies of the charter and bylaws of Home Savings as in full force and effect as of the Closing, (iii) a certificate of existence issued by the Office of Thrift Supervision, and (iv) a certificate of the Secretary or an Assistant Secretary of Home Savings as to the incumbency and signatures of the officers of Home Savings executing the Agreement and any other documents delivered by Home Savings at the Closing; and

          (u) Deliver to GreenPoint the Selected Securities, the Agency COFI Securities and the CMOs, endorsed or in a form appropriate for transfer.

          12.4  CLOSING DOCUMENTS TO BE DELIVERED OR ACTIONS TO
BE TAKEN BY GREENPOINT.  At the Closing, GreenPoint shall:

          (a)  Execute and deliver to Home Savings a Lessee's
Assignment and Assumption Agreement in the form attached hereto as EXHIBIT E with respect to each Branch Lease;

          (b)  Execute and deliver to Home Savings a Lessor's
Assignment and Assumption Agreement substantially in the form attached hereto as EXHIBIT F with respect to each Branch Tenant
Lease;

          (c)  Execute and deliver to Home Savings an
Assumption Agreement in the form attached hereto as EXHIBIT K;

          (d)  Execute and deliver to Home Savings a Retirement
Account Transfer Agreement in the form attached hereto as EXHIBIT L;

          (e) Deliver to Home Savings an opinion of counsel to GreenPoint dated as of the Closing Date substantially in the form attached hereto as EXHIBIT P.

          (f) Deliver to Home Savings the certificate of the Chief Financial Officer of GreenPoint, or of another officer acceptable to Home Savings, dated as of the Closing Date, substantially in the form attached hereto as EXHIBIT Q;

          (g) Deliver or cause to be delivered to Home Savings all other documents and instruments necessary to evidence
GreenPoint's assumption of the Liabilities;

          (h) Execute as lessee or sublessee, and deliver to Home Savings a lease or sublease relating to each Branch that GreenPoint shall lease from Home Savings pursuant to Sections
8.11 and 8.14 hereof; and

          (i) Deliver or cause to be delivered such documents evidencing the corporate authority and existence of GreenPoint as Home Savings shall reasonably request, including (i) a copy of all resolutions duly adopted by the Board of Directors of GreenPoint authorizing the execution, delivery and performance of this Agreement by GreenPoint, certified by the Secretary or an Assistant Secretary of GreenPoint as being in full force and effect as of the Closing, (ii) certified copies of the charter and bylaws of GreenPoint as in full force and effect as of the Closing, (iii) a certificate of existence issued by the New York State Banking Authority, and (iv) a certificate of the Secretary or an Assistant Secretary of GreenPoint as to the incumbency and signatures of the officers of GreenPoint executing the Agreement and any other documents delivered by GreenPoint at the Closing.

          12.5  POST-CLOSING ADJUSTMENTS.

          (a) As soon as reasonably practicable after the Closing Date, but no later than ten (10) Business Days thereafter, Home Savings shall provide GreenPoint with: (i) final SCHEDULES 3.6 and 3.8 that shall accurately reflect the related balances, including accrued and unpaid interest thereon, as of the Close of Business on the Closing Date, and
(ii) a final SCHEDULE 5.1 that shall accurately reflect the amount of Cash on Hand as of the Close of Business on the Closing Date, which schedule shall be prepared by Home Savings based upon a cash count to be mutually conducted by Home Savings and GreenPoint at the Close of Business on the Closing Date.

          (b) No later than ten (10) Business Days following the Closing Date, Home Savings shall prepare and deliver to GreenPoint a final settlement statement substantially in the form of EXHIBIT R, which shall show the calculation of the final payment amount (the "Final Payment Amount") based upon the final schedules delivered pursuant to this Section 12.5.

          (c) If the Final Payment Amount is different from the Cash Payment, then a payment shall be made in the following manner: if the Cash Payment shall have been greater than the Final Payment Amount, GreenPoint shall refund to Home Savings the difference between such amounts; if the Cash Payment shall have been less than the Final Payment Amount, Home Savings shall pay to GreenPoint the difference between such amounts. Such refund or payment shall be made promptly by wire transfer in immediately available collected funds, together with inter-est thereon for the number of days from and including the Closing Date to such settlement date, but excluding such set-tlement date, at the rate per annum equal to the average during such period of the average of the daily high and low rates for federal funds on each Business Day during such period, as such rates are published in the Western Edition of the Wall Street

Journal, computed on the basis of actual days elapsed over a 365-day year.


                         ARTICLE XIII

                 TRANSFER OF DEPOSIT ACCOUNTS

          13.1 NOTICES. Each of Home Savings and GreenPoint shall obtain the prior approval of the other of its written notification to holders of deposits domiciled at any of the Branches of the transfer of the Deposits from Home Savings to GreenPoint. Neither Home Savings nor GreenPoint shall unreasonably withhold such approval. Such notification shall be made on such date as the parties hereto shall mutually agree, provided that such notification shall be made in compliance with relevant federal and state laws and regulations.

          13.2  POST-CLOSING RECONCILIATION.

          (a) INCLEARING ITEMS. As of the opening of business on the day following the Conversion Date, Home Savings shall advise the Federal Reserve Bank of New York that the routing transit numbers associated with the Branches should be reassigned to GreenPoint and shall further provide such other information necessary to expedite the clearing and sorting of all checks, drafts, instruments and other commercial paper relating to the Deposits (collectively referred to herein as the "Paper Items"). GreenPoint shall bear all charges and costs imposed by the Federal Reserve in connection with reassignment of account number ranges for sorting the Paper Items. For a period of sixty (60) days following the Conversion Date (the "Inclearing Period"), in the event the Federal Reserve fails or refuses to direct sort such Paper Items for delivery to GreenPoint with the result that such Paper Items are presented to Home Savings, Home Savings shall continue to process checks or drafts drawn on deposit accounts included within the Deposits that are not intercepted by the Federal Reserve. During the Inclearing Period, Home Savings shall by 3:00 p.m. Eastern Time transmit by facsimile or electronic transmission a list of each inclearing item equal to or greater than $2,500 setting forth the amount and the Home Savings account number of each item received by Home Savings for payment that day.

          By 6:00 p.m. Eastern time on each Business Day during the Inclearing Period, Home Savings shall make available to GreenPoint all inclearing items received for payment on the prior Business Day. By 2:00 p.m. Eastern Time on the day fol-lowing the receipt of the inclearing items, GreenPoint shall reimburse Home Savings for the amount of the checks presented by wire transfer of immediately available funds. Upon expiration of the Inclearing Period, Home Savings shall cease honoring inclearing items presented against deposit accounts included within the Deposits and such items shall be returned marked "Refer to Maker". Following the Conversion Date, if GreenPoint receives any of Home Savings' bank or escrow checks bearing any of the routing transit numbers transferred to GreenPoint, GreenPoint shall outsort such items and forward them to Home Savings' Servicing Center in Irwindale (or such other location as Home Savings shall specify) by overnight mail for a period of one (1) year following the Closing Date. By 2:00 p.m. Eastern Time on the day following receipt of the inclearing items, Home Savings shall reimburse GreenPoint for the amount of such checks presented by wire transfer of immediately available funds. Home Savings shall determine whether to pay or reject such checks.

          (b) ACH TRANSACTIONS. (i) Losses due to reclamation requests against assumed accounts are closed or have insufficient funds to cover a reclamation request will be absorbed by Home Savings if the reclamation is against a credit received on or prior to the Closing Date, and by GreenPoint if against a credit received after the Closing Date.

          (ii) Home Savings shall provide to GreenPoint no later than forty-five (45) days prior to the Conversion Date, the customer name, customer account number, and the originator identification number for each automated clearinghouse ("ACH") entry for the deposit accounts domiciled at the Branches, and shall further provide, within seven (7) days following the Conversion Date, an updated list as of the Close of business on the Conversion Date. Prior to closing, Home Savings and GreenPoint will develop a methodology by which ACH items re-ceived by Home Savings after Conversion will be electronically redirected to GreenPoint. For a period of one hundred eighty
(180) days following the Conversion Date, Home Savings agrees to continue to accept and immediately forward to GreenPoint all automated clearinghouse entries and corresponding funds. Home Savings also agrees to include the originator identification number, and GreenPoint agrees to immediately notify and in-struct the originator of the ACH to reroute the entries di-rectly to GreenPoint. Home Savings shall use its reasonable efforts to telecopy or deliver to GreenPoint by 1:00 p.m. Pa-cific Time (4:00 Eastern Time) of each Business Day, a summary of ACH items received during such Business Day including claim number, suffix, if applicable, source name, trade ID, company ID, client name and effective date. GreenPoint shall be re-sponsible for processing and responding to any reclamation against deposit accounts that were transferred to GreenPoint that are open and have sufficient funds to cover the reclamation request. After the 180-day period, Home Savings may discontinue accepting and forwarding ACH entries and return them to the originators marked "Account Sold to Another DFI". GreenPoint shall indemnify Home Savings against any Losses arising out of or related to any account overdrafts that may thereby be created.

          (c) OVER-THE-COUNTER RETURNED ITEMS. Over-the-counter returned items are those items that are included within the deposit accounts transferred to GreenPoint but that are returned unpaid to Home Savings after the Closing Date. On the Business Day after any over-the-counter returned item is received by Home Savings, GreenPoint shall transmit to Home Savings, GreenPoint shall transmit to Home Savings by 5:00 p.m. Eastern Time in immediately available funds by wire transfer, the sum of the over-the-counter returned items GreenPoint deems acceptable. After the Conversion Date, GreenPoint shall process all over-the-counter returned items relating to accounts included within the Deposits.

          (d) INDEMNIFICATION. Each party shall indemnify the other for any Losses incurred by such other party as a result of such other party's compliance with instructions from the first party pursuant to this Section 13.2 or as a result of the failure of the first party to instruct such other party to take action as required by this Section 13.2.

          13.3 DATA PROCESSING. Home Savings shall, subject to the provisions of Section 13.2, provide data processing support to GreenPoint following the Closing in accordance with the terms of the Data Processing Servicing Agreement that is being entered into by the parties simultaneously with the execution and delivery of this Agreement.

          13.4 EFFECT OF TRANSITIONAL ACTION. Except as and to the extent expressly set forth in this Article XIII, nothing contained in this Article XIII shall be construed to be an abridgement or nullification of the rights, customs, and established practices under applicable banking laws and regulations as they affect any of the matters addressed in this
Article XIII.


                          ARTICLE XIV

                          TERMINATION

          14.1 EVENTS OF TERMINATION. This Agreement shall be terminable and, if so terminated, shall be of no further force



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
or effect between the parties hereto, except (i) as to any li-ability for breach of any duty, representation, warranty, cov-enant or obligation arising prior to the date of termination, or (ii) as to any post-termination obligations under Article 15 or Sections 7.1, 8.2, and 8.5, upon the occurrence of any of the following events:

          (a) By mutual written consent of Home Savings and GreenPoint;

          (b) By Home Savings, if any of the conditions set forth in Article X or in Article XI have not been satisfied by January 31, 1996;

          (c) By GreenPoint, if any of the conditions set forth in Article IX or in Article XI have not been satisfied by January 31, 1996;

          (d) By either party, if the other party has failed to disclose in writing pursuant to Section 3.12 or Section 4.7, as the case may be, facts known to it that could have an ad-verse effect on its ability to obtain all requisite regulatory consents or to perform its obligations under this Agreement;

          (e) By either party if a representation or warranty of the other party is or becomes false or inaccurate or if the other party fails to comply with a covenant in a timely manner, provided that such breach is material to the value or condition of the Branches, the Assets or the Liabilities or such breach has a material impact on the other party's ability to consum-mate the transactions contemplated hereby; or

          (f) By either party, if the OTS, the NY Banking Au-thority, the FDIC, or any other governmental agency having ju-risdiction over the transactions contemplated by this Agreement notifies Home Savings or GreenPoint in writing of its final determination that it will refuse to grant an approval or consent to any material element of the transaction necessary to the consummation thereof.

          14.2 MANNER OF TERMINATION. Notwithstanding any-thing to the contrary herein contained, neither party hereto shall have the right to terminate this Agreement on account of its own breach or any immaterial breach by the other party hereto. If a party hereto desires to terminate this Agreement pursuant to any right under this Article, such termination shall be ineffective unless notice is given in writing to the other party five (5) Business Days prior to the date of termi-nation.




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
                          ARTICLE XV

                        INDEMNIFICATION

          15.1 INDEMNIFICATION BY BOTH PARTIES. GreenPoint and Home Savings mutually agree to indemnify and hold each other harmless from, and to reimburse each other promptly for, any and all Losses that one party may suffer as the result of
(i) the material breach of any provision of this Agreement by the other, (ii) prior to the Closing, the inaccuracy of the other party's representations or warranties; or (iii) any liabilities of the other not expressly assumed hereunder or pursuant to any agreement or other document delivered at the Closing.

          15.2 INDEMNIFICATION BY HOME SAVINGS. Home Savings shall indemnify, hold harmless and defend GreenPoint from and against any and all Losses arising out of any actions, suits, or other proceedings, claims or demands brought by any bona fide third party unaffiliated with GreenPoint, which arise out of, or are in any way related to, any of the Assets or Liabilities, provided that the injury or loss underlying such action, suit, proceeding, claim or demand was actually suffered or incurred by such third party prior to the Closing, and provided further that Home Savings shall have no obligation to indemnify GreenPoint with respect to any matter described in
Section 15.3(b). Home Savings shall indemnify, hold harmless and defend GreenPoint from and against any and all Losses from any claim for payment of a broker's or finder's fee or any other commission or similar fee to any agent, broker, investment banker, person or firm acting on behalf of or under authority of Home Savings, including CS First Boston Corporation, or acting pursuant to any statement, representation or agreement of Home Savings.

          15.3  INDEMNIFICATION BY GREENPOINT.

          (a) GreenPoint shall indemnify, hold harmless and defend Home Savings from and against any and all Losses arising out of any actions, suits or other proceedings, claims or de-mands which arise out of, or are in any way related to, any of the Assets or Liabilities, other than actions, suits or other proceedings, claims or demands based upon injuries or losses actually suffered or incurred prior to the Closing by any bona fide third party unaffiliated with GreenPoint. GreenPoint shall indemnify, hold harmless and defend Home Savings from and against any and all Losses from any claim for payment of broker's or finder's fee or any other commission or similar fee to any agent, broker, investment banker, person or firm acting on behalf of or under authority of GreenPoint, including J.P. Morgan & Co. Incorporated, or acting pursuant to any statement, representation or agreement of GreenPoint.

          (b) Notwithstanding the foregoing, GreenPoint shall indemnify, hold harmless and defend Home Savings from and against any and all Losses arising out of any actions, suits or other proceedings, claims or demands, which arise out of, or are in any way related to, (i) the existence of Hazardous Sub-stances in, on, upon, about, beneath or migrating or threaten-ing to migrate to or from any of the Branches, or (ii) condi-tions at any of the Branches that constitute a violation of any Environmental Law; provided, however, that this provision shall not require indemnification of any amounts Home Savings is re-quired to pay to GreenPoint pursuant to Section 8.2.

          (c) GreenPoint shall indemnify, hold harmless and defend Home Savings from and against any and all Losses suffered as a result of any failure to give any notice to Region Employees pursuant to the WARN Act.


                          ARTICLE XVI

                         MISCELLANEOUS

          16.1 NON-SURVIVAL. The representations and warran-ties of GreenPoint and Home Savings set forth herein shall not survive the Closing. Notwithstanding any other provision of this Agreement, neither Home Savings nor GreenPoint shall have any liability to the other following the Closing for any breach of any representation or warranty set forth herein.

          16.2  TAXES; EXPENSES AND PRORATIONS.

          (a) Each party hereto shall pay its own expenses, including attorneys' fees and filing or other fees payable in connection with all applications, notification and report forms and notices to be filed pursuant to Section 8.1.

          (b) All prepaid expenses, property taxes and as-sessments with respect to the Assets and Liabilities shall be prorated between the parties based on the full amount of the latest available property tax or other expense bills on the basis of a three hundred and sixty-five (365) day year as of the Close of Business on the Closing Date. All operating ex-penses related to the Branches, including, but not limited to, utility, maintenance and service expenses attributable to op-erations until the Close of Business on the Closing Date shall be paid by Home Savings; all such expenses (or reimbursement for items prepaid by Home Savings) attributable to operations after the Close of Business on the Closing Date shall be paid by GreenPoint.

          (c)  All fees for the Title Commitments and Title
Policies and other title or survey fees, expenses or charges, shall be paid by GreenPoint.

          (d) All recording and documentary transfer taxes, sales, transfer, use, stamp, excise, and similar taxes payable or arising as a result of this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, the New York State Real Estate Transfer Tax and New York City Real Property Transfer Tax, if any, payable in connection with the transfer of the Owned Branches, Leased Branches, Real Property and other Assets to GreenPoint at the Closing, shall be paid by Home Savings, subject to Schedule
16.2. The New York State Real Property Transfer Gains Tax, if any, payable in connection with the transfer of the Owned Branches, Leased Branches, Real Property and other Assets to GreenPoint at the Closing, shall be paid by Home Savings. GreenPoint shall respond to Home Savings' written request for a New York State Real Property Transfer Gains Tax Transferee Questionnaire within five business days or as soon as practicable after receipt of such request.

          (e) The party customarily responsible for taxes set forth in subsection (d) under applicable law for the filing of related returns shall file such returns and provide the other with copies of all relevant tax filings and related documents and the other party shall cooperate relating thereto. The party responsible for the payment of such taxes shall indemnify and hold harmless the other (pursuant to the procedures of Article XV) from and against any such taxes due, including those arising upon subsequent audit by a taxing authority, including interest and penalties.

          (f) This Section shall survive the consummation of the transactions contemplated by this Agreement.

          16.3 NOTICES. Any notice or other communication required or permitted hereunder shall be sufficiently given if sent by registered, certified or first class United States mail, postage prepaid, by reputable overnight private delivery service generally used for business purposes, or by personal delivery, addressed as follows:

          If to Home Savings:

               Home Savings of America, FSB
               4900 Rivergrade Road
               Irwindale, California  91706

               Attention:  Verne Kline
                           Corporate Development

          With copies to:

               Legal Department
               Home Savings of America, FSB
               4900 Rivergrade Road
               Irwindale, California  91706

               Attention:  General Counsel

               Munger, Tolles & Olson
               355 South Grand Avenue
               35th Floor
               Los Angeles, California  90071-1560

               Attention:  John B. Frank, Esq.

          If to GreenPoint:

               GreenPoint Bank
               41-60 Main Street
               Flushing, New York  11355

               Attention:  General Counsel

          With a copy to:

               Watchell, Lipton, Rosen & Katz
               512 West 52nd Street
               New York, New York  10019

               Attention:  Craig M. Wasserman, Esq.


or such other address as shall be furnished in writing by either party, and such notice or communication shall be deemed to have been received as of three (3) Business Days after the date so mailed if sent by United States mail, one (1) Business Day after the date sent if sent by overnight delivery service, or on the date so delivered if delivered in person.

          16.4 ENTIRE AGREEMENT; MODIFICATIONS; WAIVERS; HEADINGS; AMBIGUITIES. This Agreement, including all exhibits and schedules hereto, and the Data Processing Servicing Agreement constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings of the parties, whether oral or written, in connection therewith. No modification of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. Article, section and subsection headings are not considered part of this Agreement, are solely for convenience of reference, and are not intended to be full or accurate descriptions of the contents of any section or subsection. Each party hereto has been represented by legal counsel in the review and revision of this Agreement and each party agrees that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in interpreting this Agreement.

          16.5 SUCCESSORS AND ASSIGNS. All of the terms, obligations and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors and assigns, but rights under this Agreement may not be assigned and duties hereunder may not be delegated by either party without the written consent of the other, and any such assignment or delegation shall be void and of no force or effect.

          Notwithstanding the foregoing, GreenPoint may at any time designate one or more of its affiliates (whether now existing or hereafter organized) to acquire the Assets hereunder in lieu of GreenPoint; provided, however, that no such change shall adversely affect, in the reasonable opinion of Home Savings, the tax treatment to Home Savings of the transactions contemplated hereby, or materially delay receipt of or require any different or additional regulatory approvals necessary for the consummation of the transactions contemplated hereby; provided, further, that no such change shall discharge GreenPoint from any obligations or liabilities to Home Savings hereunder.

          16.6 COUNTERPARTS. This Agreement may be executed in counterparts, all of which taken together shall constitute one original instrument.

          16.7 GOVERNING LAW. This Agreement shall be gov-erned by federal law, including laws and regulations governing the operation of federal savings institutions. To the extent federal law is not applicable, the governing law applicable to this Agreement shall be the law of the State of New York applicable to contracts made and to be performed within the State of New York by residents of the State of New York.

          16.8 TIME IS OF THE ESSENCE. Time is of the essence of this Agreement.

          16.9 REMEDIES. Each party acknowledges that the other will have no adequate remedy at law if the first party fails to perform its obligations hereunder, and each party therefore confirms that the other's right to specific performance of the terms of this Agreement is essential to protect the rights and interests of the other. Accordingly, in addition to any other remedies that the parties may have at law or in equity, each party shall have the right to have the other's obligations under this Agreement specifically performed by the other, and shall have the right to obtain preliminary and permanent injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Agreement.

          16.10 ATTORNEYS' FEES. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees from the other party, which fees shall be in addition to any other relief which may be awarded.

          16.11 SEVERABILITY. If any provision of this Agreement or the application of any such provision to any per-son or circumstance shall be held invalid, illegal or unen-forceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

GREENPOINT BANK                  HOME SAVINGS OF AMERICA, FSB



By:   /s/ Thomas S. Johnson      By:   /s/ Kevin M. Twomey

Its:  Chairman                   Its:  Chief Financial Officer

                        [Exhibits and schedules omitted]